RECAPITALIZATION AGREEMENT, dated March 2, 1998, among CORNING
INCORPORATED, a New York corporation (the "Seller"), CORNING CONSUMER PRODUCTS COMPANY, a Delaware corporation (the "Company"), CCPC ACQUISITION CORP., a Delaware corporation (the "Purchaser") and, solely for purposes of Sections
10.02 and 11.14(a) hereof, Borden, Inc., a New Jersey corporation and an Affiliate of the Purchaser ("Borden").

               WHEREAS, the Seller owns all the issued and outstanding shares (the "Shares") of common stock, no par value per share, of the Company; and

               WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, certain Shares, and the Purchaser and the Seller desire to effect a recapitalization of the Company, each on the terms and subject to the conditions set forth herein.

               NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Purchaser, the Company and the Seller hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

               SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

               "Acquired Shares" means 920 Shares.

               "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

               "Agreement" or "this Agreement" means this Recapitalization Agreement, dated March 2, 1998, among the Seller, the Company, the Purchaser and, for purposes of Sections 10.02 and 11.14(a) only, Borden (including the Exhibits hereto and the Disclosure Schedule) and all amendments hereto made in accordance with the provisions of Section 11.09.

               "Books and Records" means all the books of account and other financial records pertaining to the Company and the Subsidiaries.

               "Business" means the business of manufacturing, distributing, exporting and/or selling the Corning Consumer Products as conducted and as currently intended to be conducted by the Company and the Subsidiaries.

               "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in The City of New York.

               "Cash Dividend Amount" means $472,600,000 as adjusted pursuant to
Section 2.04.

               "Charleroi Facility" means all real property, all improvements thereon and all machinery and equipment used in connection therewith owned by or leased or otherwise made available to the Company, including all easements, licenses, rights and appurtenances thereto, comprising its manufacturing facility located in the Borough of Charleroi, Washington County, Commonwealth of Pennsylvania, such real property being bounded generally on the east by Monongahela River, on the south by real property owned (on the date of this Agreement) by West Penn Power, on the west by real property owned (on the date of this Agreement) by Consolidated Rail Corporation and on the north by real property owned (on the date of this Agreement) by the Borough of Charleroi.

               "Closing Balance Sheet" means the audited consolidated balance sheet (including the related notes and schedules thereto) of the Company and the Subsidiaries, to be prepared pursuant to Section 2.04 and to be dated as of the Closing Date, except that if the Closing Date is the first day of any month, the Closing Balance Sheet will be dated as of the day immediately preceding the Closing Date.

               "Code" means the Internal Revenue Code of 1986, as amended through the date hereof.

               "Confidentiality Agreement" means the letter agreement dated as of February 9, 1998, Seller and Borden.

               "Consumer Copyrights" means any and all statutory or other rights in any copyrights owned by the Seller, the Company or any Subsidiary and protecting a work which has been used or is currently intended to be used in the Business.

               "Consumer Grantee License Agreements" means each written unexpired agreement dated prior to the Closing Date pursuant to which the Seller (and its Affiliates), the Company or any Subsidiary, individually or in combination with each other, has the right to use any Consumer Intellectual Property, or any other intellectual property owned by a third party, in connection with the Business.

               "Consumer Grantor License Agreements" means each written, unexpired agreement dated prior to the Closing Date pursuant to which the Seller (and its Affiliates), the Company or any Subsidiary has licensed to a third party any Consumer Intellectual Property.

               "Consumer Intellectual Property" means all intellectual property rights owned or used by the Company and the Subsidiaries, including, without limitation, the Consumer Trademarks, the Consumer Know-How, the Consumer Patents, the Seller's Retained Patents, the Consumer Copyrights, and any one of the foregoing.

               "Consumer License Agreements" means the Consumer Grantor License Agreements and the Consumer Grantee License Agreements.

               "Consumer Know-How" means any and all knowledge and experience used or currently intended to be used by the Seller, the Company or any Subsidiary prior to the Closing Date, or that pertain or relate to the technology and industrial techniques used, in the commercial production of Corning Consumer Products and any evolutionary improvements therein, and not a replacement therefor, created before the fifth anniversary of the Closing Date.

               "Consumer Patents" means all patents, and all applications, reissues, renewals, continuations and extensions relating to any patents owned or used by, or subject to a right of assignment to, the Seller, the Company or any Subsidiary prior to the Closing which in the case of the Seller only pertain or relate to, or are only used in or currently intended for use in, the Business, including, without limitation, those identified in Section 3.18 of the Disclosure Schedule, but excluding Seller's Retained Patents.

               "Consumer Trademarks" means all trademarks and all registrations, applications, and renewals, relating to trademarks, and all logos, company names and trade names currently owned, used and/or intended to be used by the Seller (or its Affiliates), the Company or any Subsidiary in connection with the Business, including, but not limited to, the trademarks listed in Section 3.18 of the Disclosure Schedule, and all goodwill associated with and all rights in the foregoing.

               "Corning Consumer Products" means Stanadyne Products, pressed glass ceramic molds to be used for metal consumer products for retail sale, final water filtration system products for home use (but excluding OEM Component Products parts of such water filtration systems products) and products manufactured, distributed and/or sold by the Company and the Subsidiaries for use primarily in the preparation, cooking, storage, service and enjoyment of foods and/or beverages, including, but not limited to, glass, glass-ceramic, ceramic, plastic and metal ovenware, bakeware, cookware, dinnerware, tableware, tableware accessories, kitchen gadgets; provided, however, that Corning Consumer Products shall not include Steuben Products, ceramic briquettes, OEM Component Products for consumer household appliances, household cooking ovens or ranges, products for lighting, computers, laboratory science, electronics, medical applications, automobile and building windows, mirrors, flatglass, television or display applications, liquid filtration products (other than Stanadyne Products and final water filtration system products for home use), OEM Component Product parts of water filtration system products for home use, glass ceramic burner caps, glass ceramic cook tops, flat glass ceramic stove windows and new products manufactured from flat glass ceramic by Eurokera, S.N.C. or Keraglass, S.N.C. or their respective licensees for sale in Europe.

               "Cumulative Gross Margin" means the sum of the Gross Margins in each of the three years ended December 31, 1998, 1999 and 2000.

               "Disclosure Schedule" means the Disclosure Schedule attached hereto, dated as of the date hereof, and forming a part of this Agreement.

               "Durable Consumer Products" means Housewares and those products identified on the attached Exhibit 1.01(a); provided that Durable Consumer Products will not include such items as are specifically excluded from the definition of Corning Consumer Products.

               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended and any regulations promulgated or proposed thereunder.

               "Facility Financing Interests" means all of the rights and obligations of the Seller and the Company with respect to the Charleroi Facility and the Greencastle Facility, as evidenced by the documents and instruments set forth on Section 5.18 of the Disclosure Schedule.

               "Foreign Sales Corporation" means Corning Incorporated Foreign Sales Corporation.

               "Foreign Subsidiaries" means Corning Canada Inc. (a Canadian corporation), Corning Australia Pty. Limited (an Australian corporation), CCPC
(Asia) Pte. Ltd. (a Singapore corporation), Mundial Brasil Produtos de Consumo Ltda. (a Brazilian corporation), CCPC Korea Co. Ltd. (a Korean corporation) and Iwaki Corning (Malaysia) SDN BHD (a Malaysian corporation).

               "Governmental Authority" means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

               "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

               "Greencastle Facility" means all real property, all improvements thereon and all machinery and equipment used in connection therewith, including all easements, licenses, rights and appurtenances thereto, owned by or leased or otherwise made available to the Company comprising its manufacturing facility located at 1200 South Antrim Way, Greencastle, Franklin County, Commonwealth of Pennsylvania.

               "Gross Margin" means the difference (as calculated by the Company and certified by the Company's accountants in accordance with Section 5.23) between (a) consolidated net sales of the Company and the Subsidiaries, and (b) cost of sales, in each case as reflected on the 1998, 1999 and 2000 Financial Statements adjusted as follows. Net sales and cost of sales shall be adjusted to exclude, to the extent not reflected in Management's Business Plans for 1998, 1999 and 2000 provided to the Purchaser prior to the date hereof and projecting Cumulative Gross Margin of $710,900,000 (i) any gain or loss associated with the sale or write-down of assets not in the ordinary course of business, (ii) any charges or income associated with a restructuring of the Business or a decision to close, relocate any facility or terminate or relocate any employees (including severance or other benefits, expense accruals and moving costs associated with the foregoing), (iii) any one-time costs (or release of reserves for estimated costs) or income, in each case solely related to the consummation of the transactions contemplated hereby, including any incentive payments to employees or any payments pursuant to the Pressware Union Agreement, (iv) any expenses or income associated with any assets acquired or divested not in the ordinary course of business, (v) any one-time costs incurred with respect to the implementation of independent financial systems and (vi) the impact of any changes in accounting policies or classifications.

               "Housewares" means Corning Consumer Products and (i) products used primarily in the preparation, cooking, storage, service and enjoyment of food or beverages such as: (A) glass, ceramic, metal, plastic or other bakeware, cookware, dinnerware, tableware, and ovenware; (B) crystal and china dinnerware, tableware, and decorative objects or accessories; (C) kitchen and table utensils, cutlery and gadgets; (D) food storage containers; (E) portable appliances; (F) table linen and oven mitts; (ii) furnishings for the home; and
(iii) the products listed on the attached Exhibit 1.01(b); provided, however, that Housewares shall not include such items as are specifically excluded from the definition of Corning Consumer Products.

               "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

               "Income Tax or Income Taxes" means any federal, state, local or foreign tax, fee, assessment, levy, duty, tariff or other charges of any kind imposed by a governmental taxing authority and (a) based upon, measured by, or calculated with respect to, net income or net receipts, proceeds or profits, or
(b) based upon, measured by, or calculated with respect to multiple bases (including, but not limited to corporate franchise or occupation taxes) if such tax may be based upon, measured by, or calculated with respect to one or more bases described in clause (a) above, in each case together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto.

               "Indebtedness" means (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, notes, debentures or other similar instruments or by letters of credit, including purchase money obligations or other obligations relating to the deferred purchase price of property (other than trade payables incurred in the ordinary course of business), (c) obligations as lessee under leases which have been or should have been, in accordance with U.S. GAAP, recorded as capital leases, (d) obligations under direct or indirect guaranties in respect of Liabilities of others, (e) obligations in respect of outstanding or unpaid checks or drafts or overdraft obligations and (f) accrued interest, if any, on and all other amounts owed in respect of any of the foregoing.

               "IRS" means the Internal Revenue Service of the United States.

               "knowledge" means, with respect to the Seller, the actual knowledge of Peter F. Campanella, Clark S. Kinlin, Twilver Gordon, Gary P. Vogt, Kim Frock, Thomas C. O'Brien, Katherine A. Asbeck, James B. Flaws, John L. Cherill, Kirk P. Gregg, Michael Donnelly, Kevyn Hennessey and Paul R. A. Burke; provided, however, that the actual knowledge of Kirk P. Gregg, Michael Donnelly and Kevyn Hennessey shall be attributed to the knowledge of the Seller only with respect to employee benefits matters, the actual knowledge of John L. Cherill shall be attributed to the knowledge of the Seller only with respect to environmental matters and the actual knowledge of Paul R. A. Burke shall be attributed to the knowledge of the Seller only with respect to intellectual property matters.

               "Leased Real Property" means the real property leased by the Company or any Subsidiary, as tenant, together with, to the extent leased by the Company or any Subsidiary, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company or any Subsidiary attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

               "Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable.

               "Material Adverse Effect" means any change in, or effect on, the Company, the Subsidiaries or the Business that is or could reasonably be expected to be materially adverse to the business, properties, results of operations or financial condition of the Company and the Subsidiaries, taken as a whole.

               "Net Worth" means Total Assets, other than, to the extent included in Total Assets (a) cash and cash equivalents, (b) deferred Tax assets and (c) any assets retained or transferred by the Seller pursuant to Section 5.14, minus Total Liabilities other than, to the extent included in Total Liabilities (i) any Indebtedness, (ii) deferred Tax liabilities and (iii) any liabilities retained by the Seller pursuant to Section 5.14.

               "Other Consumer Products" means consumer products for retail sale.

               "1997 Balance Sheet" means the audited consolidated balance sheet of the Company and the Subsidiaries as of December 31, 1997, a copy of which is attached hereto as Exhibit 1.01(c).

               "1997 Balance Sheet Date" means December 31, 1997.

               "1998, 1999 and 2000 Financial Statements" means each of the audited consolidated statements of income of the Company and the Subsidiaries for the years ended December 31, 1998, December 31, 1999 and December 31, 2000 (including any notes thereto), each prepared in accordance with U.S. GAAP.

               "OEM Component Products" means original equipment manufacturer's component products.

               "Owned Real Property" means the real property owned by the Company or any Subsidiary, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company or any Subsidiary attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

               "Permitted Encumbrances" means: (a) liens for Taxes and assessments not yet payable; (b) liens for Taxes, assessments and charges and other claims, the validity of which are being contested in good faith; (c) with respect to Section 3.09 (b) only, imperfections of title, liens, security interests and other encumbrances the existence of which, individually or in the aggregate, would not have a Material Adverse Effect; (d) inchoate mechanics' and materialmen's liens for construction in progress; and (e) workmen's, repairmen's, warehousemen's and carriers' liens arising in the ordinary course of Business.

               "Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

               "Purchaser's Accountants" means Deloitte & Touche LLP, independent accountants of the Purchaser.

               "Purchaser Group" means the Purchaser and any Affiliate of the Purchaser with which the Purchaser files a consolidated, combined or unitary Tax Return.

               "Real Property" means the Leased Real Property and the Owned Real Property.

               "Revolving Credit Agreement" means the Amended and Restated Revolving Credit Agreement between the Company and the Seller, dated as of March 28, 1997.

               "Seller Group" means the Seller and any Affiliate of the Seller with which the Seller files a consolidated, combined or unitary Tax Return.

               "Seller's Accountants" means Price Waterhouse LLP, independent accountants of the Seller.

               "Seller's Future Patents" means each patent or patent application claiming a priority date after the Closing but prior to the fifth anniversary of the Closing and that claims an invention that is an evolutionary improvement in, and not a replacement for, the subject matter of Seller's Retained Patents.

               "Seller's Retained Patents" means all patents, and all applications, reissues, renewals, continuations and extensions relating to any patents, owned by the Seller prior to the Closing and that pertain or relate to the Business but have potential applicability outside of the Business, as identified in Section 3.18 of the Disclosure Schedule.

               "Stanadyne Products" means glass housings used in fuel systems generally of the type heretofore sold by the Company to the Stanadyne Automotive Corporation.

               "Steuben Products" means high-end crystal glassware sold under the Steuben trademark.

               "Subsidiaries" means Revere Ware Corporation, a Delaware corporation, and the Foreign Subsidiaries.

               "subsidiary" or "subsidiaries" means any Person with respect to which a specified Person (or a subsidiary thereof) owns a majority of the common stock (or similar voting securities) or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or individuals exercising similar functions.

               "Tax" or "Taxes" means any and all taxes, fees, assessments, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any governmental taxing authority including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, assets, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, severance, occupation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, estimated, value added, or gains taxes; license, registration and documentation fees; and customs' duties, tariffs, and similar charges.

               "Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes filed with a taxing authority, including any schedule or attachment thereto, and including any amendment thereof.

               "Total Assets" means the total assets reflected on the 1997 Balance Sheet or the Closing Balance Sheet, as the case may be.

               "Total Liabilities" means the total liabilities reflected on the 1997 Balance Sheet or the Closing Balance Sheet, as the case may be.

               "U.S. GAAP" means United States generally accepted accounting principles.

               SECTION 1.02. Other Defined Terms. The following terms shall have the meanings defined for such terms in the sections set forth below:

               Term:                               Section:

               Acquired Employees                  6.01(a)
               Administrative Services
                      Agreement                    5.06
               Allocation                          7.07(b)
               Benefit Maintenance Period          6.01(c)
               Benefit Plan                        3.14(a)
               Canadian Plan                       3.14(e)
               Borden                              Preamble
               Cash Dividend                       2.01
               Closing                             2.03
               Closing Date                        2.03
               Code section 338(h)(10) Election    7.07(a)
               Company                             Preamble
               Company Benefit Plan                3.14(a)

               Company's Accountants               5.23(a)
               Compensation                        6.01(b)
               Continuation Period                 6.01(b)
               Corning 401(k) Plans                6.02(b)(i)
               Corning Pension Plan                6.02(a)(i)
               CORNING WARE and
                      PYROCERAM
                      License Agreement            5.09(b)(i)
               Department                          3.14(a)
               Diversified Company                 5.17
               Elections                           7.07(a)
               Employee                            3.14(a)
               Employee Agreement                  3.14(a)
               Encumbrances                        3.03
               Environmental Claims                3.17
               Environmental Law                   3.17
               Environmental Permits               3.17(a)
               Environmental Report                3.17
               ERISA Affiliate                     3.14(a)
               Existing Benefit Plans              6.02(c)(i)
               Financial Statements                3.07
               Financing                           2.01
               Goldman, Sachs                      3.20
               Greenville Supply
                      Agreement                    5.11
               Hazardous Materials                 3.17
               HMO                                 3.14(j)
               Hourly Employees                    6.02(a)(i)
               Indemnified Party                   9.04(a)
               Indemnifying Party                  9.04(a)
               Independent Accounting Firm         2.04(b)(ii)
               Key Employee Retention Program      6.02(e)
               Leased Employees                    6.02(d)(iii)
               Losses                              9.02(a)
               Material Contracts                  3.19(a)
               Multi-Employer Plan                 3.14(a)
               1988 Guaranty                       5.18
               1992 Guaranty                       5.18
               New Company Plan                    3.14(a)
               New Defined Benefit Plan            6.02(a)(ii)
               New 401(k) Plans                    6.02(b)(ii)
               Non-Competition Period              5.17

               Option Exercise Period              6.04
               Patent and Know-How
                      License Agreement            5.09(d)
               PBGC                                3.14(a)
               PCBs                                3.17
               Pension Plan                        3.14(a)
               Post-Closing Tax Detriment          7.02(a)(ii)
               Pre-Closing Tax Detriment           7.02(a)(ii)
               Pre-Closing Workers and
                      Products Claims              5.14(c)
               Pressware Union Agreement           6.02(d)(ii)
               Purchaser                           Preamble
               Purchaser Indemnified Party         9.03(a)
               Purchaser Returns                   7.04(a)
               PYREX License Agreement             5.09(b)(ii)
               Retained Names and Marks            5.09(e)
               Revere Hourly Employees             6.02(a)(ii)
               Revere Plan                         6.02(a)(iii)
               Revere Post-Retirement Plan         6.02(c)(i)
               Seller                              Preamble
               Seller Benefit Plan                 3.14(a)
               Seller Indemnified Party            9.02(a)
               Seller Insurance Policies           5.22
               Separate Return Tax Liability       7.03(b)
               Seller Returns                      7.04(a)
               Share Purchase Price                2.02
               Shared Facility Agreement           5.10(c)
               Shares                              Recitals
               Stockholders Agreement              2.03(d)
               Systems Plan                        5.24
               Tangible Property                   3.13(d)
               Technology Support
                      Agreement                    5.12
               Temporary CORNING
                      License Agreement            5.09(e)
               Termination Benefits                6.01(c)
               Transition Services Agreement       5.13
               Welfare Plan                        3.14(a)

                                   ARTICLE II

                                PURCHASE AND SALE

               SECTION 2.01. Consummation of Financing; Dividend. Upon the terms and subject to the conditions of this Agreement, (a) prior to the Closing, the Company may declare as a dividend payable to its stockholder of record as of the day prior to the Closing Date, and pay to such stockholder on the Closing Date an amount in cash equal to the Cash Dividend Amount (the "Cash Dividend"), and
(b) at the Closing, the Seller shall cause the Company to borrow, and the Purchaser shall lend (or cause one of more of its Affiliates to lend), funds to the Company on the terms previously described to the Seller (the "Financing") in the amounts set forth on Exhibit 2.01 hereto, the proceeds of which (net of any fees, expenses and other costs required to be paid by the Company in connection with the Financing and the transactions contemplated hereby), together with the proceeds of the preferred stock referred to in Section 2.03(b), shall be sufficient to pay the Cash Dividend Amount.

               SECTION 2.02. Purchase and Sale of Acquired Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller, the Acquired Shares for $110,400,000 in the aggregate (the "Share Purchase Price"). The Share Purchase Price shall be payable as provided in
Section 2.03(c).

               SECTION 2.03. Closing. Upon the terms and subject to the conditions of this Agreement, the consummation of the transactions contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York at 10:00 A.M. New York time, on the later to occur of (i) the fifth Business Day following the satisfaction of the conditions contained in Sections 8.01(b) and 8.02(b), or (ii) April 1, 1998, or at such other place or at such other time or on such other date as the Seller and the Purchaser mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date"). At the Closing, the following will take place:

               (a) The Company shall consummate the Financing.

               (b) The Company shall issue to the Purchaser or one of its Affiliates shares of preferred stock having an aggregate liquidation preference of $30,000,000 and other terms substantially as set forth in
        Exhibit 2.03(b) hereto in exchange for $30,000,000.

               (c) Immediately following the consummation of the Financing and the receipt by the Company of the proceeds therefrom, the Company will pay the Cash Dividend declared pursuant to Section 2.01(a), by wire transfer in immediately available funds to an account or accounts designated by the Seller at least two Business Days before the Closing Date in a written notice to the Company.

               (d) Immediately following the payment of the Cash Dividend by the Company to the Seller in accordance with Section 2.03(c), the Purchaser will pay to the Seller the Share Purchase Price, by wire transfer in immediately available funds to an account or accounts designated by the Seller at least two Business Days before the Closing Date in a written notice to the Purchaser. The Seller will deliver to the Purchaser stock certificates evidencing the Acquired Shares duly endorsed in blank or accompanied by stock powers duly executed in blank.

               (e) The Company and its Subsidiaries shall have repaid or shall repay all third-party Indebtedness of the Company or any Subsidiaries, other than the Facility Financing Interests, and all Indebtedness of the Company or any Subsidiaries owing to the Seller or any of its other Affiliates shall be repaid or otherwise discharged as described in
        Section 5.14(a) or otherwise in a manner that does not cause any adverse tax consequences to the Company or any of the Subsidiaries.

               (f) The Seller, the Company and the Purchaser shall enter into a Stockholders Agreement (the "Stockholders Agreement"), substantially in the form attached hereto as Exhibit 2.03(f).

               SECTION 2.04. Adjustment of Cash Dividend Amount. The Cash Dividend Amount shall be subject to adjustment as specified in Section 2.04(c):

               (a) Closing Balance Sheet. As promptly as practicable, but in any event within sixty calendar days following the Closing Date, the Seller shall prepare and deliver to the Purchaser the Closing Balance Sheet, together with a report thereon of the Seller's Accountants stating that the Closing Balance Sheet fairly presents the consolidated financial position of the Company at the Closing Date in conformity with U.S. GAAP as in effect on the date hereof applied on a basis consistent with the preparation of the 1997 Balance Sheet. For the purposes of the preparation of the Closing Balance Sheet, the Financing, the payment of the Cash Dividend Amount and the payments to be made to or on behalf of the Purchaser or any of its Affiliates (in aggregate amounts previously described to the Seller) in connection with the Closing shall be excluded in calculating Net Worth.

               (b) Disputes. (i) Subject to clause (ii) of this Section 2.04(b), the Closing Balance Sheet delivered by the Seller to the Purchaser shall be deemed to be and shall be final, binding and conclusive on the parties hereto.

                      (ii) The Purchaser may dispute any amounts relevant to
               Section 2.04(c) reflected on the Closing Balance Sheet, but only on the basis that the amounts reflected on the Closing Balance Sheet were not arrived at in conformity with U.S. GAAP applied on a basis consistent with the preparation of the 1997 Balance Sheet; provided, however, that the Purchaser shall have notified the Seller and the Seller's Accountants in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within 30 Business Days of the Seller's delivery of the Closing Balance Sheet to the Purchaser. In the event of such a dispute, the Seller's Accountants, together with the Seller, and the Purchaser's Accountants, together with the Purchaser, shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If the Seller's Accountants, together with the Seller, and the Purchaser's Accountants, together with the Purchaser, are unable to resolve any such dispute within 50 Business Days of the Seller's delivery of the Closing Balance Sheet to the Purchaser and the items remaining in dispute (excluding any item relating to Indebtedness or cash) are such that the Cash Dividend Amount would be adjusted by at least $250,000, the Seller's Accountants and the Purchaser's Accountants shall submit the items remaining in dispute for resolution to Arthur Andersen & Co. (or, if such firm shall decline to act or is not, at the time of such submission, independent of the Seller, the Company and the Purchaser, to another independent accounting firm of international reputation mutually acceptable to the Seller and the Purchaser) (either Arthur Andersen & Co. or such other accounting firm being referred to herein as the "Independent Accounting Firm"), which shall, within 40 Business Days after such submission, determine and report to the Seller and the Purchaser upon such remaining disputed items, and such report shall be final, binding and conclusive on the Seller and the Purchaser. The fees and disbursements of the Independent Accounting Firm shall be allocated between the Seller and the Purchaser in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted. Any amounts payable pursuant to this Section 2.04 which are not in dispute shall be paid in accordance with paragraph (c) of this Section 2.04, notwithstanding that other amounts may remain in dispute.

                      (iii) In acting under this Agreement, the Independent
               Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

               (c) Cash Dividend Amount Adjustment. The Closing Balance Sheet shall be deemed final for the purposes of this Section 2.04(c) upon the earliest of (A) the failure of the Purchaser to notify the Seller of a dispute within 30 Business Days of the Seller's delivery of the Closing Balance Sheet to the Purchaser, (B) the resolution of all disputes, pursuant to Section 2.04(b)(ii), by the Purchaser's Accountants and the Seller's Accountants and (C) the resolution of all disputes, pursuant to Section 2.04(b)(ii), by the Independent Accounting Firm. Within three Business Days of the Closing Balance Sheet being deemed final, a Cash Dividend Amount adjustment or adjustments shall be made as follows:

                      (i) in the event that the amount of Net Worth calculated
               with respect to the Closing Balance Sheet exceeds the amount of Net Worth calculated with respect to the 1997 Balance Sheet, then the Cash Dividend Amount shall be adjusted upward in an amount equal to such excess;

                      (ii) in the event that the amount of Net Worth calculated
               with respect to the Closing Balance Sheet is less than the amount of Net Worth calculated with respect to the 1997 Balance Sheet, then the Cash Dividend Amount shall be adjusted downward in an amount equal to such deficiency;

                      (iii) in the event that the amount of cash and cash
               equivalents reflected on the Closing Balance Sheet is greater than zero, then the Cash Dividend Amount (as adjusted pursuant to clause (i) or (ii) of this Section 2.04(c)) shall be adjusted upward in an amount equal to such excess;

                      (iv) in the event that the amount of Indebtedness
               reflected on the Closing Balance Sheet is greater than $10,300,000, then the Cash Dividend Amount (as adjusted pursuant to clause (i), (ii) or (iii) of this Section 2.04(c)) shall be adjusted downward in an amount equal to such excess; and

                      (v) in the event that the amount of Indebtedness reflected in the Closing Balance Sheet is less than $10,300,000, then the Cash Dividend Amount (as adjusted pursuant to clause (i), (ii) or
               (iii) of this Section (c)) shall be adjusted upward in an amount equal to such difference.

               The payments to be made by the Seller or the Company pursuant to this Section 2.04(c) shall be made after giving effect to all the adjustments set forth in clauses (i) or (ii) and (iii) or (iv) or (v) above, and, in the case of payments to be made by the Seller, shall be made, within three Business Days of the determination of any such adjustment or adjustments, to the Company by wire transfer in immediately available funds to an account or accounts designated by the Company, and, in the case of payments to be made by the Company, shall be made, within three Business Days of the determination of any such adjustment or adjustments, to the Seller by wire transfer in immediately available funds to an account or accounts designated by the Seller.

               (d) Interest. Any payment required to be made by the Seller or the Company pursuant to Section 2.04(c) shall bear interest from the Closing Date through the date of payment on the basis of the average daily rate of interest publicly announced by Citibank, N.A. in New York, New York from time to time as its base rate from the Closing Date to the date of such payment.


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

               The Seller represents and warrants to the Purchaser as follows:

               SECTION 3.01. Incorporation of the Seller and Authority of the Seller and the Company. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of the Seller and the Company, the performance by each of the Seller and the Company of its obligations hereunder and the consummation by each of the Seller and the Company of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Seller and the Company, respectively. This Agreement has been duly executed and delivered by the Seller and the Company, and (assuming due authorization, execution and delivery by the Purchaser) constitutes a legal, valid and binding obligation of each of the Seller and the Company enforceable against each of them in accordance with its terms.

               SECTION 3.02. Organization, Authority and Qualification of the Company. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of the properties owned or leased by it or the operation of its business makes such qualification necessary except for such failures which, individually or in the aggregate, would not have a Material Adverse Effect.

               SECTION 3.03. Capital Stock of the Company. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the capital stock of, or other equity interest in, the Company obligating the Seller or the Company to issue, sell, transfer or otherwise dispose of or sell any shares of capital stock of, or other equity interest in, the Company. The Company has issued and outstanding 1,000 Shares, which constitute all the authorized, issued and outstanding shares of capital stock of the Company and are owned of record and beneficially solely by the Seller. The Shares have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. The Seller owns the Shares free and clear of all pledges, security interests and all other liens, encumbrances and adverse claims. (collectively, AEncumbrances"). Upon consummation of the transactions contemplated by Section 2.03(c), the Purchaser will acquire valid title to the Acquired Shares free and clear of all Encumbrances, other than any Encumbrances imposed in connection with the Financing. There are no voting trusts, stockholder or registration rights agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

               SECTION 3.04. Subsidiaries. Section 3.04 of the Disclosure Schedule sets forth, with respect to each Subsidiary, its type of entity, the jurisdiction of its incorporation or organization, its authorized capital stock, partnership capital or equivalent, the number and type of its issued and outstanding shares of capital stock, partnership interests or similar ownership interests and the Company's current ownership of such shares, partnership interests or similar ownership interests. Except as set forth in Section 3.04 of the Disclosure Schedule, each of the outstanding shares of capital stock of each of the Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by the Company or another wholly owned Subsidiary and are owned free and clear of all Encumbrances of any nature whatsoever. Except as set forth in Section 3.04 of the Disclosure Schedule, the Company and the Subsidiaries do not own any equity interest in any Person. As of the date of this Agreement, the Company owns shares of capital stock of Foreign Sales Corporation which, prior to the Closing Date, the Company shall transfer to the Seller, as provided in Section 5.15. Each Subsidiary is duly organized and validly existing under the laws of its respective jurisdiction of incorporation and has the requisite power and authority to own, operate or lease the properties and assets owned, operated or leased by such Subsidiary and to carry on its business in all material respects as currently conducted by such Subsidiary, except for such failures which, individually or in the aggregate, would not have a Material Adverse Effect.

             SECTION 3.05. No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 3.06 have been obtained and all filings and notifications listed in Section 3.06 of the Disclosure Schedule have been made, and except as may result from any facts or circumstances relating solely to the Purchaser or as described in Section 3.05 of the Disclosure Schedule, the execution, delivery and performance of this Agreement by the Seller and the Company do not and will not (a) violate or conflict in any material respect with the Certificate of Incorporation or By-laws of the Seller or the Company, (b) conflict with or violate any law, rule, regulation order, writ, judgment, injunction, decree, determination or award applicable to the Seller, the Company, the Business or any Subsidiary, or
(c) result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or, except for liens or other encumbrances imposed in connection with the Financing or the Stockholders Agreement and applicable securities laws, result in the loss of any benefit to the Company or any Subsidiary or the creation of any lien or other encumbrance on the Shares or on any of the assets or properties of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which the Seller, the Company or any Subsidiary is a party or by which any of such assets or properties is bound or affected, except, in the case of clause (b) or (c), as would not, individually or in the aggregate, have a Material Adverse Effect or prevent or materially delay the consummation by the Seller or the Company of the transactions contemplated hereby.

               SECTION 3.06. Consents and Approvals. The execution, delivery and performance of this Agreement by the Seller and the Company does not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (a) as described in Section 3.06 of the Disclosure Schedule, (b) the notification and waiting period requirements of the HSR Act, (c) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, individually or in the aggregate, would not prevent or materially delay the consummation by the Seller or the Company of the transactions contemplated by this Agreement and would not have a Material Adverse Effect and
(d) as may be necessary as a result of any facts or circumstances relating solely to the Purchaser.

               SECTION 3.07. Financial Information; Inventory; Receivables. (a) Financial Information. The Seller has delivered to the Purchaser true and correct copies of the audited consolidated balance sheets of the Company and the Subsidiaries as of December 31, 1997, 1996 and 1995 and the related audited consolidated statements of income and cash flows (all such financial statements being the "Financial Statements"). The Financial Statements present fairly in all material respects the consolidated financial condition and results of operations of the Company and the Subsidiaries as of such dates or for the periods covered thereby and have been prepared in accordance with U.S. GAAP applied on a basis consistent with the past practices of the Seller and the Company.

               (b) Inventory. All of the inventories of the Company and the Subsidiaries are suitable, usable or salable in the ordinary course of business for the purposes for which intended, except to the extent of normal obsolescence, and except to the extent written down to realizable market value prior to or as of the Closing Date or for which adequate reserves have been provided in accordance with U.S. GAAP on the 1997 Balance Sheet consistent with past practice.

               (c) Receivables. All accounts and notes receivable of the Company and the Subsidiaries reflected in the 1997 Balance Sheet or arising since the 1997 Balance Sheet Date have arisen in the ordinary course of business of the Company and the Subsidiaries from bona fide transactions and represent valid obligations due to the operations of the Company or the

Subsidiaries in accordance with their terms, subject to the reserve for bad debt set forth in the 1997 Balance Sheet.

               SECTION 3.08. Absence of Undisclosed Liabilities. Except with respect to the matters addressed in Section 3.16 or Article VII (which shall be governed solely by the terms of such Section 3.16 or Article VII), there are no Liabilities of the Company or any Subsidiary, other than Liabilities (i) reflected or reserved against on the 1997 Balance Sheet, (ii) disclosed in
Section 3.08(a) of the Disclosure Schedule or (iii) incurred since the 1997 Balance Sheet Date in the ordinary course of business consistent with past practice, and which do not, individually or in the aggregate, have a Material Adverse Effect.

               SECTION 3.09. Absence of Certain Changes or Events. Since the 1997 Balance Sheet Date, except as disclosed in Section 3.09 of the Disclosure Schedule, the Business has been conducted in the ordinary course consistent with past practice. As amplification and not limitation of the foregoing, since the 1997 Balance Sheet Date, and except as set forth in Section 3.09 of the Disclosure Schedule or as contemplated by this Agreement, there has not been:

               (a) any damage, destruction or loss to any of the assets or properties of the Company or any Subsidiary which, individually or in the aggregate, has had a Material Adverse Effect;

               (b) any security interests, pledges, liens or other encumbrances created on any properties or assets (whether tangible or intangible) of the Company or any Subsidiary, other than (i) Permitted Encumbrances,
        (ii) security interests, pledges, liens and other encumbrances that will be released at or prior to the Closing and (iii) security interests, pledges, liens or other encumbrances on assets having a value not exceeding $500,000 in the aggregate;

               (c) except for sales of inventory and obsolete fixed assets and the transfer of cash in payment of trade payables, in each case, in the ordinary course of business, any sale, assignment, transfer, lease or other disposition or agreement to sell, assign, transfer, lease or otherwise dispose of any of the fixed assets of the Company or any Subsidiary having an aggregate value exceeding $500,000;

               (d) any acquisition (by merger, consolidation or acquisition of stock or assets) by the Company or any Subsidiary of any corporation, partnership or other business organization or division thereof;

               (e) except in the ordinary course of business, (i) any incurrence by the Company or any Subsidiary of any indebtedness for borrowed money,
        (ii) any issuance by the Company or any Subsidiary of any debt securities or (iii) any assumption, granting, guarantee or endorsement or other accommodation or arrangement making the Company or any Subsidiary responsible for the Liabilities of any Person (other than the Company or another Subsidiary, as the case may be), in the case of (i), (ii) and (iii) above, having an aggregate value exceeding $500,000;

               (f) any material change in any method of accounting or accounting practice used by the Company or any Subsidiary, other than such changes required by U.S. GAAP;

               (g) any event that, individually or together with all other events, has had a Material Adverse Effect;

               (h) any action which, if it had been taken after the date hereof, would have required the consent of the Purchaser under Section 5.01(b) hereof; or

               (i) any agreement to take any actions specified in this Section 3.09.

               SECTION 3.10. Absence of Litigation. Except as set forth in
Section 3.10 of the Disclosure Schedule (a) there are no material claims, actions, proceedings or investigations pending or, to the knowledge of the Seller, threatened against or involving the Seller, the Company or any Subsidiary or any of the assets or properties of the Company or any Subsidiary, before any Governmental Authority and (b) the Company, the Subsidiaries and their respective assets and properties are not subject to any Governmental Order. The matters set forth in Section 3.10 of the Disclosure Schedule, individually or in the aggregate, have not had a Material Adverse Effect.

               SECTION 3.11. Compliance with Laws. Neither the Company nor the Subsidiaries are in violation of any law, rule, regulation, order, judgment or decree applicable to the Company or any Subsidiary or by which any of the properties of the Company or any Subsidiary is bound, except (a) as set forth in
Section 3.11 of the Disclosure Schedule and (b) where such violations, individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth in Section 3.11 of the Disclosure Schedule, the Company and any Subsidiaries have not, in the last three years, received any written communication from any Governmental Authority that alleges that the Company or such Subsidiary is not in compliance in any material respect with any material law, rule, regulation, ordinance, order, judgment or decree that has not been resolved.

               SECTION 3.12. Licenses and Permits. Except as set forth in
Section 3.12 of the Disclosure Schedule, the Company and the Subsidiaries have all governmental licenses, permits and authorizations necessary to conduct the Business, except for such governmental licenses, permits and authorizations the absence of which, individually or in the aggregate, would not have a Material Adverse Effect. None of the Seller, the Company or any Subsidiary has, within the last two years, received written notice or otherwise has knowledge that any Governmental Authority intends to cancel or terminate any material license, permit, certificate or other authorization required to carry on the Business as currently conducted.

               SECTION 3.13. Real Property; Tangible Property. (a) Section 3.13(a) of the Disclosure Schedule sets forth a list of all the Owned Real Property. The Company and the Subsidiaries have good, valid, marketable and insurable title in fee simple to the Owned Real Property, free and clear of all liens, security interests and other encumbrances, except (i) as disclosed in
Section 3.13(a) of the Disclosure Schedule and (ii) Permitted Encumbrances.

               (b) Section 3.13(b) of the Disclosure Schedule sets forth a list of all Leased Real Property. Except as described in Section 3.13(b) of the Disclosure Schedule, the Seller has made available to the Purchaser true and complete copies of all leases and subleases relating to the Leased Real Property. The Company and the Subsidiaries have good marketable and insurable leasehold estates in the Leased Real Property, free and clear of all liens, security interests and other encumbrances, except Permitted Encumbrances. Except as disclosed in Section 3.13(b) of the Disclosure Schedule or as would not, individually or in the aggregate, have a Material Adverse Effect, each such lease or sublease is legal, valid, binding and enforceable and in full force and effect, and will not cease to be legal, valid, binding and enforceable and in full force and effect as a result of the consummation of the transactions contemplated by this Agreement. To the knowledge of the Seller, no party to any such lease or sublease is in material breach or default thereunder.

               (c) Except as set forth on Section 3.13(c) of the Disclosure Schedule, (i) none of the Seller, the Company or any Subsidiary has, within the last two years, received written notice of any pending or threatened condemnation or eminent domain proceedings or their local equivalent that would materially affect the Owned Real Property or the Leased Real Property, (ii) the Owned Real Property and Leased Real Property, the use and occupancy thereof by the Company and the Subsidiaries, and the conduct of the Business thereon and therein does not violate in any material respect any deed restrictions, applicable law consisting of building codes, zoning, subdivision or other land use or similar laws the violation of which would materially adversely affect the use, value or occupancy of any such property or the conduct of the Business thereon, (iii) none of the Seller, the Company or any Subsidiary has, within the last two years, received written notice of a material violation of the restrictions or laws described in the foregoing clause (ii), and (iv) none of the structures or improvements on any of the Leased Real Property or Owned Real Property encroaches upon real property of another person, and no structure or improvement of another person encroaches upon any of the Leased Real Property or Owned Real Property, except for any such encroachment that would not materially adversely affect the use, value or occupancy of any such property.

               (d) Except as set forth in Section 3.13(d) of the Disclosure Schedule, the buildings, facilities, machinery, equipment, furniture, leasehold and their improvement, fixtures, vehicles, structures, and related capitalized items and other tangible property relating to the Business (the "Tangible Property") are in good operating condition and repair, free (in the case of buildings or structures located on the Owned Real Property or Leased Real Property) of any material structural or engineering defects, and, subject to normal wear and tear and continued repair and replacement in accordance with past practice, are suitable for their intended use. During the past five years there has not been any significant interruption of the operations of the Business due to inadequate maintenance of the Tangible Property.

               SECTION 3.14.  Employee Benefit and Labor Matters.

               (a) Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

               "Benefit Plan" means each plan, program, policy payroll practice, contract, agreement or other arrangement providing for compensation, retirement benefits, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, whether formal or informal, funded or unfunded, written or oral and whether or not legally binding, including, without limitation, each "employee benefit plan", within the meaning of Section 3(3) of ERISA and each "multi-employer plan" within the meaning of
        Section 3(37) of 4001(a)(3) of ERISA.

               "Company Benefit Plan" means (i) the Revere Plan and the Revere Post-Retirement Plan (as such terms are defined in Article VI), (ii) any Benefit Plan sponsored, maintained or contributed to exclusively for the benefit of any current or former employee of any Foreign Subsidiary,
        (iii) each other Benefit Plan (other than an Employee Agreement) which is sponsored, maintained, contributed to, or required to be sponsored, maintained or contributed to, by the Company or any Subsidiary exclusively for the benefit of any Employee and which, either individually or in the aggregate, is material to the business of the Company or any Subsidiary.

               "Department" means the U.S. Department of Labor.

               "Employee" means each current, former or retired employee, officer, consultant, independent contractor, agent or director of the Company or any Subsidiary.

               "Employee Agreement" means each management, employment, severance, consulting, non-compete, confidentiality, or similar agreement or contract between the Seller, the Company or any Subsidiary or ERISA Affiliate and any Employee pursuant to which the Company or any Subsidiary has or may have any material liability, contingent or otherwise.

               "ERISA Affiliate" means each business or entity which is or was a member of a "controlled group of corporations", under "common control" or an "affiliated service group" with the Seller within the meaning of
        Section 414(b), (c) or (m) of the Code, or required to be aggregated with the Company under Section 414(o) of the Code or is under "common control" with the Company, within the meaning of Section 4001(a)(14) of ERISA.

               "Multi-Employer Plan" means each Company Benefit Plan which is "multi-employer plan" within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

               "New Company Plan" means the New Defined Benefit Plan, the New 401(k) Plan and any other Benefit Plan that the Purchaser is required to establish and maintain or cause to be established and maintained pursuant to Article VI of this Agreement.

               "PBGC" means the Pension Benefit Guaranty Corporation.

               "Pension Plan" means each Seller Benefit Plan or Company Benefit Plan (other than a Multi-Employer Plan) which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA.

               "Seller Benefit Plan" means each Benefit Plan in which Employees participate that is sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Seller or any ERISA Affiliate, other than a Company Benefit Plan.

               "Welfare Plan" means each Company Benefit Plan which is an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA.

               (b) Disclosure Schedule. Section 3.14(b) of the Disclosure Schedule contains a true and complete list of each Seller Benefit Plan, Company Benefit Plan and Employee Agreement. Except as set forth on Section 3.14(b) of the Disclosure Schedule, neither the Company, the Seller, any Subsidiary nor any ERISA Affiliate has any plan or commitment, whether legally binding or not, to establish any new Seller Benefit Plan or Company Benefit Plan, to enter into any Employee Agreement or to modify or to terminate any Seller Benefit Plan, Company Benefit Plan or Employee Agreement (except to the extent required by law or to conform any such Seller Benefit Plan, Company Benefit Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Buyer, or as required by this Agreement), nor has any intention to do any of the foregoing been communicated to Employees.

               (c) Documents. The Seller has made available to the Purchaser, and shall deliver to the Purchaser as soon as practicable following the date of this Agreement: (i) current, accurate and complete copies of all documents embodying (and all material documents relating to) each Seller Benefit Plan, Company Benefit Plan and Employee Agreement, including all amendments thereto, and all written interpretations thereof and trust or funding agreements with respect thereto; (ii) the two most recent annual actuarial valuations, if any, prepared for each Seller Benefit Plan or Company Benefit Plan; (iii) the two more recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA in connection with each Seller Benefit Plan or Company Benefit Plan or related trust; (iv) a statement of alternative form of compliance pursuant to Department of Labor Regulation '2520.104-23, if any, filed for each Company Benefit Plan which is a "Pension Benefit Plan" for a select group of management of highly compensated employees; (v) the most recent determination letter received from the IRS, if any, for each Company Benefit Plan and related trust which is intended to satisfy the requirements of Section 401(a) of the Code; (vi) if the Seller Benefit Plan or Company Benefit Plan is funded, the most recent annual and periodic accounting of Seller Benefit Plan or Company Benefit Plan assets upon the Purchaser's request; (vii) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Company Benefit Plan; and (viii) all material written communications to any Employee or Employees relating to any Seller Benefit Plan or Company Benefit Plan.

               (d) Compliance. Except as set forth in Section 3.14(d) of the Disclosure Schedule: (i) the Company, the Seller, each Subsidiary and each ERISA Affiliate have performed all material obligations required to be performed by them under each Company Benefit Plan and Employee Agreement and all laws and regulations applicable thereto; (ii) each Company Benefit Plan intended to qualify under Section 401 of the Code (and each Corning 401(k) Plan, as defined in Section 6.02(b)) is so qualified and a determination letter has been issued by the IRS to the effect that each such Company Benefit Plan (and each Corning 401(k) Plan) is so qualified and no circumstances exist which could reasonably be expected to adversely affect this qualification; (iii) no "prohibited transaction", within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Company Benefit Plan which could result in any material liability to the Company or any Subsidiary; (iv) there are no actions, proceedings, arbitrations, suits or claims pending, or to the knowledge of the Company, the Seller, any Subsidiary or any ERISA Affiliate, threatened or anticipated (other than routine claims for benefits) against the Company, the Seller, any Subsidiary or any ERISA Affiliate or any administrator, trustee or other fiduciary of any Company Benefit Plan with respect to any Company Benefit Plan or Employee Agreement, or against any Company Benefit Plan or against the assets of any Company Benefit Plan which could result in any material liability to the Company or any Subsidiary; (v) no event or transaction has occurred with respect to any Company Benefit Plan that would result in the imposition of any material tax under Chapter 43 of Subtitle D of the Code; (vi) each Company Benefit Plan can be amended, terminated or otherwise discontinued without material liability to the Company, the Seller, any Subsidiary or any ERISA Affiliate (other than liability for benefits accrued as of the date of such amendment, termination or discontinuance), provided, however, that such amendment, termination or discontinuance has been effected in accordance with the procedures required under such plan; and (vii) no Company Benefit Plan is under audit or investigation by the IRS, the Department or the PBGC, and to the knowledge of the Company, the Seller, any Subsidiary or any ERISA Affiliate no such audit or investigation is pending or threatened.

               (e) Pension Plans. Except as set forth in Section 3.14(e) of the Disclosure Schedule: (i) no steps have been taken to terminate any Pension Plan now maintained or contributed to, no termination of any Pension Plan has occurred pursuant to which all liabilities have not been satisfied in full, no liability under Title IV of ERISA has been incurred by the Company, the Seller, any Subsidiary or any ERISA Affiliate (whether or not related to a Pension Plan) which has not been satisfied in full, and no event has occurred and no condition exists that could reasonably be expected to result in the Company, the Seller, Subsidiary or any ERISA Affiliate incurring a material liability under Title IV of ERISA or could constitute grounds for terminating any Pension Plan; (ii) no proceeding has been initiated by the PBGC to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; (iii) each Pension Plan which is subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code, has been maintained in compliance with the minimum funding standards of ERISA and the Code and no such Pension Plan has incurred any "accumulated funding deficiency", as defined in Section 412 of the Code and Section 302 of ERISA, whether or not waived; (iv) neither the Company, the Seller, any Subsidiary nor any ERISA Affiliate has sought nor received a waiver of its funding requirements with respect to any Pension Plan and all contributions payable with respect to each Pension Plan have been timely made; and (v) no reportable event, within the meaning of Section 4043 of ERISA, and no event described in Section 4062 or 4063 or ERISA, has occurred with respect to any Pension Plan. With respect to each of the Revere Plan and the Corning Canada Inc. Pension Plan for Hourly Employees (the "Canadian Plan"), the projected benefit obligations (as determined in accordance with Statement of Financial Accounting Standards No. 87 using the assumptions employed by the Seller in its most recent audited financial statements) under such plan do not exceed the market value of such plan's assets, and with respect to the Canadian Plan, such plan=s liabilities, determined on a "solvency" basis, do not exceed the fair market value of such plan=s assets by more than Can. $100,000.

               (f) Multi-Employer Plans. None of the Seller, the Company, any Subsidiary or any ERISA Affiliate have any liability under any Multi-Employer Plan.

               (g) No Post-Employment Obligations. Except as set forth in
Section 3.14(g) of the Disclosure Schedule, none of the Seller, the Company or any Subsidiary (i) maintains or contributes to any Seller Benefit Plan or Company Benefit Plan which provides, or has any liability to provide, life insurance, medical, severance or other employee welfare benefits to any Employee upon his or her retirement or termination of employment, except as may be required by Section 4980B of the Code or (ii) to the best of the Seller's knowledge, and except as would not result in a material liability to the Company, has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical, severance or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by Section 4980B of the Code.

               (h) Effect of Transaction. Except as set forth in Section 3.14(h) of the Disclosure Schedule or as otherwise may be provided in Sections 6.03 and
6.04 of this Agreement, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Company Benefit Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Company or the Purchaser to amend or terminate any Company Benefit Plan. No payment or benefit which will or may be made by the Company, the Seller, any Subsidiary, the Purchaser or any of their respective affiliates with respect to any Employee will be characterized as an "excess parachute payment", within the meaning of
Section 280G(b)(1) of the Code.

               (i) 501(c)(9) Trust. Except as set forth in Section 3.14(i) of the Disclosure Schedule, no Company Benefit Plan nor Employee Agreement is funded by a trust described in Section 501(c)(9) of the Code.

               (j) Welfare Plan Funding. With respect to each Welfare Plan, all claims incurred (including claims incurred but not reported) by Employees thereunder for which the Company is, or will become, liable are (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims; (ii) covered under a contract with a health maintenance organization (an "HMO") pursuant to which the HMO bears the liability for such claims or (iii) reflected as a liability or accrued for on the Closing Balance Sheet.

               (k) Controlled Group Liability. The Company and the Subsidiaries have no liability, contingent or otherwise, to, or with respect to any Benefit Plan (other than the Company Benefit Plans and Employee Agreements which are listed on Schedule 3.14(b)) which is now, or within the preceding five calendar years has been, sponsored, maintained, contributed to, or required to be sponsored, maintained or contributed to, by the Seller, the Company, any Subsidiary or any ERISA Affiliate.

               SECTION 3.15. Labor Matters. Section 3.15 of the Disclosure Schedule lists all labor, collective bargaining and other agreements to which the Company, the Seller or any Subsidiary is a party with any labor organization, group or association with respect to Employees, and copies of such agreements have been made available to the Purchaser. Except as set forth in
Section 3.15 of the Disclosure Schedule, the Company, the Seller and each Subsidiary is in compliance in all material respects with all applicable material laws, rules or regulations respecting employment practices, terms and conditions of employment and wages and hours with respect to any Employee. Except as set forth in Section 3.15 of the Disclosure Schedule there is no, and in the past three years there has not been any, (a) unfair labor practice charge within the meaning of the National Labor Relations Act and the Railway Labor Act or complaint against the Company, the Seller or any Subsidiary pending before the National Labor Relations Board or any comparable state agency relating to labor matters involving any Employees and (b) labor strike, labor dispute or material disturbance, material grievance, arbitration, material administrative proceeding, material litigation or work stoppage pending or, to the knowledge of the Seller, threatened against the Company, the Seller or any Subsidiary relating to labor matters.

               SECTION 3.16. Taxes. Except as set forth in Section 3.16 of the Disclosure Schedule, (a) the Company and the Subsidiaries and each affiliated, consolidated, combined or unitary group which included or includes the Company or any Subsidiary have timely filed, in accordance with all applicable laws and taking into account any extensions, all Income Tax returns required to be filed by or on behalf of the Company and the Subsidiaries with respect to material Income Taxes and have paid all Income Taxes due and payable by them (whether or not shown as due on such returns) and all such Tax Returns are true and correct in all material respects, (b) the Company and the Subsidiaries have timely filed, in accordance with all applicable laws and taking into account any extensions, all other material Tax returns required to be filed by them for any period ending on or before the Closing Date, taking into account any extension of time to file, and all such Tax returns of the Company and the Subsidiaries were true, correct and complete in all material respects and all material Taxes shown to be payable on such Tax returns of the Company and any Subsidiary (other than Taxes being contested in good faith and for which the Company has adequately reserved for in accordance with U.S. GAAP, other than deferred Taxes that reflect the difference between book and tax basis in assets and liabilities) have been paid, (c) no material adjustments relating to Taxes of the Company or the Subsidiaries have been raised in writing by any governmental authority during any presently pending audit or examination, (d) the Company and its Subsidiaries are not presently being audited by any taxing authority with respect to a material amount of Taxes, (e) no adjustment relating to the timing of income, deductions, losses or credits of the

Company or any Subsidiary has been made in writing by any taxing authority in any completed audit or examination which, by application of the result of such adjustment, could reasonably be expected to result in a material Tax deficiency for any subsequent period, (f) no waivers of statutes of limitation with respect to the material Tax Returns of the Company or the Subsidiaries have been given by or requested in writing from the Company or the Subsidiaries, (g) there are no material liens for Taxes (other than for Taxes not yet due and payable) on any assets of the Company or any of the Subsidiaries, (h) neither the Company nor any of the Subsidiaries has filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state or local law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provisions of state or local law) apply to any disposition of any asset owned by the Company or any of the Subsidiaries, as the case may be, (i) neither the Company nor any of the Subsidiaries has agreed to make any material adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise, and (j) no property owned by the Company or any of the Subsidiaries (A) is property required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986; (B) constitutes "tax exempt use property" within the meaning of Section 168(h)(1) of the Code; or (C) is tax exempt bond financed property within the meaning of Section 168(g) of the Code.

               SECTION 3.17. Environmental, Health and Safety. Except as set forth in Section 3.17 of the Disclosure Schedule or except as would not, individually or in the aggregate, have a Material Adverse Effect: (a) the Company and the Subsidiaries currently hold all the permits, licenses and approvals of Governmental Authorities and agencies necessary for the current use, occupancy or operation of the Business and required by any Environmental Law ("Environmental Permits") and are in compliance with all such Environmental Permits; (b) the Company and the Subsidiaries are, and for the past five years have been, in compliance with all applicable Environmental Laws; (c) except as permitted by and as would not result in any liability under applicable Environmental Laws, there are no underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being treated, stored or disposed on any of the Owned Real Property or Leased Real Property or, with respect to the period of the Company's or any Subsidiary's ownership, tenancy or operation of such property, on any real property formerly owned, leased or operated by the Company or any Subsidiary; (d) there is no asbestos or asbestos-containing material on any of the Owned Real Property or Leased Real Property, except to the extent not prohibited by, and as would not result in any liability under, applicable Environmental Laws; (e) neither the Seller, the Company nor any Subsidiary, nor any Person for whom any of them is liable by operation of law, has released, discharged or disposed of Hazardous Materials on any of the Owned Real Property or Leased Real Property or on any real property formerly owned, leased or operated by the Company or any Subsidiary; (f) neither the Seller, the Company nor any Subsidiary is undertaking any investigation or assessment or remedial or response action relating to any release, discharge or disposal of or contamination with Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; (g) there are no past, pending or threatened in writing Environmental Claims against the Company, any Subsidiary or any Real Property and, to the Seller's knowledge, there are no facts that are reasonably expected to form the basis of any such Environmental Claim; and (h) the Company has made available to the Purchaser true and complete copies of all Environmental Reports in its possession.

               As used in this Agreement, the following terms have the following meanings:

               "Environmental Claims" means any and all actions, suits, written demands, written claims, complaints, liens, notices of noncompliance or violation, notices of liability or potential liability, investigations, written requests from Governmental Authorities, proceedings, consent orders or consent agreements relating in any way to any Environmental Law, any Environmental Permit or any Hazardous Material or arising from any actual or alleged injury or threat of injury to health, safety or the environment.

               "Environmental Law" means any foreign, federal, state or local law, statute, ordinance, rule, regulation or common law, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case in effect and as amended as of the Closing Date, relating to, regulating or imposing liability or standards of conduct concerning pollution or protection of the environment, health or safety or the generation, use, handling, transportation, treatment, storage, disposal, release or discharge of any Hazardous Materials.

               "Environmental Report" means any written report, study, assessment, audit or other similar document, in each case prepared during the last five years, that addresses any issue of actual or potential noncompliance with, or actual or potential liability under, any Environmental Law that may affect the Company.

               "Hazardous Materials" means any pollutants, contaminants, toxic or hazardous substances, materials, wastes, constituents, compounds, chemicals, including, without limitation, petroleum or any by-products thereof, any form of natural gas, asbestos or asbestos-containing materials, polychlorinated biphenyls ("PCBs") or PCB-containing equipment, radon or other radioactive elements, carcinogenic or mutagenic agents, pesticides, explosives, flammables, corrosives and urea formaldehyde foam insulation, in each case that form the basis of liability, or are subject to regulation, under any Environmental Laws as of the Closing Date.

               SECTION 3.18. Intellectual Property. Each representation and warranty set forth in this Section 3.18 is qualified in its entirety by reference to Section 3.18 of the Disclosure Schedule.

               (a) Section 3.18 of the Disclosure Schedule contains true and complete lists of (i) the Consumer Trademarks, (ii) the Consumer Patents, (iii) the Seller's Retained Patents,(iv) registered Consumer Copyrights and (v) the Consumer License Agreements.

               (b) The Seller (or its Affiliates), the Company or a Subsidiary owns or possesses adequate licenses or other valid rights to use, in each case, free and clear of all liens, security interests, claims, or restrictions, all material items of the Consumer Intellectual Property. There is no pending or, to the knowledge of the Seller, threatened action, proceeding or Governmental Order, or, to the knowledge of the Seller, assertion or claim, challenging, limiting or canceling the validity or ownership of any Consumer Intellectual Property. There are no pending or, to the knowledge of the Seller, threatened, interferences, reexaminations, oppositions or other proceedings that could threaten or diminish the scope, value, validity or enforceability of any material Consumer Intellectual Property.

               (c) There is no breach or violation of any Consumer License Agreement by the Seller, the Company or any Subsidiary, or, to the knowledge of the Seller, by any other party to such Consumer License Agreement. Each Consumer License Agreement is a legal, valid, binding agreement of the Seller, the Company or a Subsidiary, as the case may be. The consummation of the transactions contemplated by this Agreement will not result in the termination of, or any modification to, any Consumer License Agreement, except where the foregoing would not, individually or in the aggregate, have a Material Adverse Effect. The Company, the Seller or a Subsidiary, as the case may be, has taken reasonable measures to maintain the confidentiality of the Consumer Know-How, the value of which to the Company is dependent upon the maintenance of the confidentiality thereof and has taken reasonable measures to police the Consumer Intellectual Property for infringement by any third party. The Seller, the Company and the Subsidiaries have not received notice of any, and to the knowledge of the Seller, there are no, infringements or threatened infringements of the Consumer Intellectual Property. None of the Seller, the Company or any Subsidiary has licensed or otherwise permitted the use by any third party of any Consumer Know-How on terms or in a manner that would have a Material Adverse Effect. To the knowledge of the Seller, the conduct of the Business does not and will not infringe upon or conflict with, in any way, any license, trademark, trademark right, trade name, trade name right, patent, patent right, industrial model, invention, service mark, copyright or other proprietary right of any third party, except as would not, individually or in the aggregate, have a Material Adverse Effect, and the Seller, the Company and the Subsidiaries have not received any claim or notice from any third party to the contrary.

               (d) The Consumer Intellectual Property is all of the intellectual property used in and necessary for the operation of the Business as currently conducted.

               SECTION 3.19. Material Contracts. (a) Section 3.19 of the Disclosure Schedule lists the following contracts (the "Material Contracts") in effect as of the date of this Agreement to which the Company or any Subsidiary is a party:

               (i) any commitment, contract, agreement or purchase order that the Seller reasonably anticipates will, in accordance with its terms, involve aggregate payments or receipts by the Company or any Subsidiary of more than $200,000 within any 12-month period following the date of this Agreement and that is not cancelable by the Company or such Subsidiary without liability within 60 days;

               (ii) any lease of personal property involving any annual expense in excess of $250,000 that is not cancelable without liability within 60 days;

               (iii) any contracts or agreements containing covenants limiting the freedom of the Company or any Subsidiary to engage in any line of business or compete with any Person;

               (iv) any license agreement, assignment or contract (whether as licensor or licensee, assignor or assignee) relating to any Consumer Intellectual Property other than immaterial licenses granted in the ordinary course of business consistent with past practice;

               (v) any contract that creates a joint venture or partnership;

               (vi) any contract or agreement relating to clean-up, abatement or other actions in connection with the remediation of any liabilities relating to Hazardous Substances;

               (vii)  any contract with an Affiliate; and

               (viii) any credit agreement, loan agreement, guarantee, note or other evidence of Indebtedness or agreement providing for Indebtedness.

               Except as set forth in Section 3.19 of the Disclosure Schedule, correct and complete copies of all written contracts listed or required to be listed in Section 3.19 of the Disclosure Schedule have been made available to Purchaser before the date hereof.

               (b) Neither the Company nor any Subsidiary is (and, to the knowledge of the Seller, no other party is) in breach or violation of, or default under, any of the Material Contracts, where such breach or violation or default would have a Material Adverse Effect. Each Material Contract is a valid agreement, arrangement or commitment of the Company or

Subsidiary that is a party thereto, enforceable against the Company or such Subsidiary, as the case may be, in accordance with its terms and, to the knowledge of the Seller, is a valid agreement, arrangement or commitment of each other party thereto, enforceable against such party in accordance with its terms, except in each case as would not, individually or in the aggregate, have a Material Adverse Effect.

               SECTION 3.20. Brokers. Except for Goldman, Sachs & Co. ("Goldman, Sachs"), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller. The Seller is solely responsible for the fees and expenses of Goldman, Sachs.

               SECTION 3.21. Entire Business. The assets of the Company and the Subsidiaries (together with the rights to be licensed or made available to the Company pursuant to agreements to be entered into pursuant to Article V) include all of the assets, rights or properties of any kind that are material to or necessary for the Business as it is now being and is currently proposed to be conducted.

               SECTION 3.22. Insurance. Section 3.22 of the Disclosure Schedule lists all insurance policies of Seller, the Company and the Subsidiaries covering the assets, products, employees and operations of the Company and the Subsidiaries as of the date hereof. All such policies are in full force and effect, all premiums due thereon have been paid by the Seller, the Company or the Subsidiaries, and the Seller, the Company or the Subsidiaries have complied in all materials respects with the provisions of such policies and have not received notice from any of its insurance brokers or carriers that such broker or carrier will not be willing or able to renew their existing coverage.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

               The Purchaser represents and warrants to the Seller as follows:

               SECTION 4.01. Incorporation and Authority of the Purchaser. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller and the Company) constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.

               SECTION 4.02. No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 4.03 have been obtained and all filings and notifications described in Section 4.03 have been made, and except as may result from any facts or circumstances relating solely to the Seller, the execution, delivery and performance of this Agreement by the Purchaser do not and will not: (a) violate or conflict with the Certificate of Incorporation or By-laws of the Purchaser; (b) conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to the Purchaser; or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or, except for liens or other encumbrances imposed in connection with the Financing or by the Stockholders Agreement and applicable securities laws, result in the creation of any lien or other encumbrance on any of the assets or properties of the Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which the Purchaser or any of its subsidiaries is a party or by which any of such assets or properties is bound or affected, except in the case of this clause (b) or clause (c) or as would not, individually or in the aggregate, have a material adverse effect on the business or financial condition of the Purchaser or prevent or materially delay the consummation by the Purchaser of the transactions contemplated hereby.

               SECTION 4.03. Consents and Approvals. The execution, delivery and performance of this Agreement by the Purchaser does not and will not require any material consent, approval, authorization or other order of, action by, or filing with or notification to, any Governmental Authority, except (a) the notification and waiting period requirements of the HSR Act, (b) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Purchaser of the transactions contemplated by this Agreement and (c) as may be necessary as a result of any facts or circumstances relating solely to the Seller or the Company.

               SECTION 4.04. Absence of Litigation. There are no claims, actions, proceedings or investigations pending or, to the knowledge of the Purchaser, threatened against the Purchaser before any Governmental Authority that are reasonably likely to prevent or materially delay the consummation by the Purchaser of the transactions contemplated hereby.

               SECTION 4.05. Investment Purpose. The Purchaser is acquiring the Acquired Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof and agrees that the Acquired Shares will not be transferred except in a transaction registered or exempt from registration under the Securities Act of 1933, as amended.

               SECTION 4.06. Financing. The Purchaser has available or access to funds sufficient to fund the payment of the Cash Dividend, to purchase the Acquired Shares and to pay the fees, expenses and other costs required to be paid by the Company in connection with the Financing and the transactions contemplated hereby.

               SECTION 4.07. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser (other than transaction fees and management fees payable by the Company to an Affiliate of the Purchaser as previously disclosed to the Seller).

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

               SECTION 5.01. Conduct of Business Prior to the Closing. (a) Unless the Purchaser otherwise agrees in writing and except as otherwise set forth in this Agreement (including, but not limited to, Sections 5.14, 5.15 and 5.16) or in Section 5.01 of the Disclosure Schedule, between the date of this Agreement and the Closing Date, the Seller will cause the Company and each Subsidiary to (i) conduct the Business only in the ordinary course consistent with past practice and in compliance with applicable laws, (ii) use reasonable best efforts to preserve the current relationships of the Company and the Subsidiaries with their respective customers, suppliers, distributors, agents, officers and employees and other persons with which the Company and the Subsidiaries have significant business relationships, (iii) use reasonable best efforts to maintain all of the assets owned or used by the Business in the ordinary course of business consistent with past practice and (iv) continue capital expenditures substantially in accordance with the forecasts for capital expenditures for 1998 attached hereto as Exhibit 5.01; provided that in connection with such capital expenditures, the Seller agrees that it will approve any appropriation request made by the Company in respect of budgeted capital expenditures during the period between the date of this Agreement and the Closing Date.

               (b) Except as expressly provided in this Agreement (including, but not limited to, Sections 5.14, 5.15 and 5.16) or Section 5.01 of the Disclosure Schedule, between the date of this Agreement and the Closing Date, the Seller will cause the Company and the Subsidiaries not to do any of the following without the prior written consent of the Purchaser (and the Purchaser shall act in good faith in considering any such request):

               (i) create any security interest, pledge, lien or other encumbrance on any properties or assets (whether tangible or intangible) of the Company or any Subsidiary, other than (A) Permitted Encumbrances,
        (B) security interests, pledges, liens and encumbrances that will be released at or prior to the Closing and (C) security interests, pledges, liens and encumbrances on assets having a value not exceeding $500,000 in the aggregate;

               (ii) (A) except for sales of inventory and obsolete fixed assets and the transfer of cash in payment of trade payables, in each case, in the ordinary course of business, sell, assign, transfer, lease or otherwise dispose of or agree to sell, assign, transfer, lease or otherwise dispose of any assets of the Company or any Subsidiary or (B) cancel any Liabilities owed to the Company or any Subsidiary, in the case of both (A) and (B) above, having an aggregate value exceeding $500,000;

               (iii) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof;

               (iv) (A) issue, repay, repurchase, redeem any debt securities (other than issuances in the ordinary course of business of debt securities to the Seller or any of its Affiliates on terms consistent with past practice that will be repaid prior to the Closing Date), (B) other than with respect to borrowings and repayments of borrowings under the Revolving Credit Agreement in the ordinary course of business, incur, repay, repurchase, redeem any indebtedness for borrowed money,
        (C) assume, grant, guarantee or endorse, or make any other accommodation or arrangement making the Company or any Subsidiary responsible for, the Liabilities of any Person (other than the Company or another Subsidiary, as the case may be) or (D) make any loans, advances or capital contributions to, or investments in any Person (other than the Company or a Subsidiary), in the case of (A), (B), (C) and (D), having an aggregate value exceeding $500,000;

               (v) change any method of accounting or accounting practice used by the Company or any Subsidiary, other than such changes required by U.S. GAAP; provided that the Seller will give the Purchaser prompt notice of any such change;

               (vi) (A) enter into or adopt, or amend any existing agreement or arrangement relating to severance, except that the Company may pay any severance required to be paid by any such agreement or arrangement described in Section 3.14(b) of the Disclosure Schedule as in effect on the date hereof, (B) enter into or adopt, or amend any existing severance plan, (C) enter into or amend any employee benefit plan, employment or consulting agreement or collective bargaining agreement (including, without limitation, the plans, programs, agreements and arrangements referred to in Section 3.14) except as set forth in Section 5.01(b)(vi) of the Disclosure Schedule and in accordance with any collective bargaining agreement listed in Section 3.15 of the Disclosure Schedule or (D) except in accordance with written guidelines for merit compensation increases for employees other than officers or directors, which have been provided to the Purchaser, grant any increases in compensation, except compensation increases associated with promotions and annual reviews of employees other than officers or directors in the ordinary course of business or provided pursuant to collective bargaining agreements;

               (vii) accelerate or delay the manufacture, shipment or sale of inventory, the collection of accounts or notes receivable or the payment of accounts or notes payable or otherwise operate the business of the Company or any Subsidiary, in each case in a manner that would artificially affect the computation of the adjustments to the Cash Dividend Amount pursuant to Section 2.04;

               (viii) engage in any transaction other than on an arms-length basis with the Seller (or its other subsidiaries) or any officer or director of the Seller, the Company or any Subsidiary, except, in the case of the Seller (or such other subsidiary), in the ordinary course of business consistent with past practice;

               (ix) enter into, modify, terminate, amend or grant any waiver in respect of any Material Contract (except in the ordinary course of business in the case of those Material Contracts described in Section 3.19(a)(i));

               (x) allow the lapse of any of the Company's or Subsidiaries' rights of ownership or use of any material Consumer Intellectual Property;

               (xi) issue or sell any shares of the capital stock of, or other equity interests in, the Company or any Subsidiary, or securities convertible into or exchangeable for such shares or equity interests, or issue or grant any options, warrants, calls, subscription rights or other rights of any kind to acquire additional shares of such capital stock, such other equity interests or such securities;

               (xii) amend the Company's or any Subsidiary's Certificate of Incorporation or By-laws or equivalent organization documents;

               (xii) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of the Company or any Subsidiary;

               (xiii) make any material state, local or foreign tax election or settle or compromise any material state, local or foreign tax liability;

               (xiv) declare, set aside, make or pay any dividend or other distribution, payable in stock or property, with respect to any capital stock or other equity or ownership interest in the Company or any Subsidiary, provided, that cash dividends with a payment date prior to the date of the Closing Balance Sheet may be declared and paid at any time prior to such date;

               (xv) distribute, pay or otherwise transfer any cash to the Seller or any of its other Affiliates between the date of the Closing Balance Sheet and the Closing;

               (xvi) settle or compromise any pending or threatened suit, action or claim for in excess of $250,000 per suit, action or claim or which relates to the transactions contemplated hereby;

               (xvii) authorize any single expenditure or series of related capital expenditures for any capital which are not specifically provided for in the Company's capital budget for the year ending December 31, 1998;

               (xviii)adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Subsidiaries; or

               (xix) agree to take any of the actions specified in this Section 5.01(b).

               SECTION 5.02. Access to Information. (a) From the date of this Agreement until the Closing, upon reasonable notice, the Seller shall, and shall cause the officers, employees, auditors, attorneys, advisors and agents of the Seller, the Company and the Subsidiaries to, (i) afford the officers, employees, auditors, attorneys, financing sources and authorized agents and representatives of the Purchaser reasonable access, during normal business hours, to the offices, properties, attorneys, auditors, consultants, advisors, books and records and management employees, auditors, attorneys and financing sources of the Company and the Subsidiaries and (ii) furnish to the officers, employees and authorized agents and representatives of the Purchaser access to, and copies of, such additional financial and operating data and other documents and information regarding the assets, properties, goodwill and business of the Company and the Subsidiaries as the Purchaser may from time to time reasonably request; provided, however, that such investigation shall not unreasonably interfere with any of the businesses or operations of the Seller, the Company, the Subsidiaries or any Affiliate of the Seller; provided further, that the Seller shall only be obligated to use its reasonable efforts to cause the auditors of the Seller to make any work papers available to any Person. No investigation pursuant to this
Section 5.02(a) shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

               (b) The Purchaser agrees that it shall preserve and keep all Books and Records in the Purchaser's possession for a period of at least eight years from the Closing Date. After such eight-year period, before the Purchaser shall dispose of any of such Books and Records, at least 90 calendar days' prior written notice to such effect shall be given by the Purchaser to the Seller, and the Seller shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such Books and Records as the Seller may select. The Seller acknowledges that the Purchaser shall not be liable to the Seller in the event of any accidental destruction of such Books and Records.

               (c) Each party agrees that it will cooperate with and make available to the other party, during normal business hours, all Books and Records, information and employees (without substantial disruption of employment) retained and remaining in existence after the

Closing Date which are necessary or useful in connection with any Tax inquiry, audit, investigation or dispute, environmental report, filing or liability, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose similar to the foregoing. The party requesting any such Books and Records, information or employees shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorneys' fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such Books and Records, information or employees. The Seller may require certain financial information relating to the Business for periods prior to the Closing Date for the purpose of filing federal, state, local and foreign Tax returns and other governmental reports, and the Purchaser agrees to furnish such information to the Seller at the Seller's reasonable request and expense.

               SECTION 5.03. Confidentiality. (a) The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement and the obligations of the Purchaser under this
Section 5.03 shall terminate; provided, however, that the Confidentiality Agreement shall terminate in accordance with its terms in respect of that portion of the Information (as defined in the Confidentiality Agreement) that does not relate to the Business and the transactions contemplated by this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

               (b) The Seller agrees to keep confidential all nonpublic information in its possession regarding the Business, the Company and the Subsidiaries (including, without limitation, any information made available to the Seller pursuant to Section 5.02(c)); provided, however, that the Seller will not be required to maintain as confidential any information that (i) becomes generally available to the public other than as a result of a disclosure by the Seller or (ii) is required to be disclosed pursuant to the terms of a valid subpoena or order by Governmental Authority or other legal requirement.

               (c) At the Closing, the Seller shall assign to the Purchaser, to the extent assignable, its rights under any confidentiality agreements between the Seller and Persons other than the Purchaser that were entered into in connection with or relating to a possible sale of the Business, including, without limitation, to the extent assignable, the right to enforce all terms of such confidentiality agreements; provided, however, that to the extent such confidentiality agreements are not assignable, the Seller agrees to take such action as may be reasonably necessary to enforce its rights thereunder for the benefit of the Company, at the Company's cost and expense. At the Closing, the Seller shall deliver to the Purchaser executed copies of all such confidentiality agreements to the extent available and permitted under such agreements.

               SECTION 5.04. Regulatory and Other Authorizations; Consents. (a) Each party hereto shall use its reasonable best efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities or third parties that may be or become necessary for the performance of its obligations pursuant to this Agreement and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act, and to the extent applicable, the appropriate form under the Canada Competition Act, with respect to the transactions contemplated hereby within five Business Days of the date hereof, to request early termination of the waiting period under the HSR Act, and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act or, if applicable, the Canada Competition Act. The parties shall cooperate with each other in connection with the making of all such filings or responses, including providing copies of all such documents to the non-filing or non-responding party and its advisors prior to filing or responding. The parties hereto shall not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals.

               (b) The Purchaser agrees to take any and all reasonable steps necessary to avoid or eliminate each and every impediment under any antitrust law that may be asserted by any governmental antitrust authority so as to enable the parties to close the transactions contemplated hereby.

               (c) Each party hereto agrees to cooperate in obtaining any other consents and approvals which may be required in connection with the transactions contemplated by this Agreement.

               SECTION 5.05. Investigation. (a) The Purchaser acknowledges and agrees that (i) it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company, the Subsidiaries and the Business, (ii) it has been furnished with or given adequate access to such information about the Company, the Subsidiaries and the Business as it has requested and (iii) no representations and warranties are being made, and there shall be no liability (other than for intentional breach or fraud), with respect to information (other than, with respect to the Company, the Subsidiaries and the Business, the representations and warranties contained in this Agreement) furnished by the Seller or any of its directors, officers, employees, agents, stockholders, Affiliates, consultants, counsel, accountants, investment bankers or other representatives concerning the Seller, its Affiliates, the Company the Subsidiaries and the Business.

               (b) In connection with the Purchaser's investigation of the Company, the Subsidiaries and the Business, the Purchaser has received from the Seller certain estimates, projections and other forecasts for the Company, the Subsidiaries and the Business, and certain plan and budget information. The Purchaser acknowledges that there are uncertainties inherent in attempting to make such projections, forecasts, plans and budgets, that the Purchaser is familiar with such uncertainties and that the Seller makes no representation or warranty with respect to any such estimates, projections, forecasts, plans or budgets.

               SECTION 5.06. Administrative Services Agreement. On the Closing Date, upon the request of the Purchaser, the Seller shall enter into an administrative services agreement with the Company (the "Administrative Services Agreement"), substantially in the form attached hereto as Exhibit 5.06, pursuant to which the Seller will provide or will cause one or more of its Affiliates to provide to the Company, among other things, certain administrative support services in Japan, Hong Kong, India, Korea, Mexico, China, Taiwan and Brazil and certain sales support services in Mexico. In furtherance of the foregoing, the Seller and the Company have established or will establish in compliance with applicable laws and regulations such appropriate (in the reasonable judgment of the Company) local entities or organizations in foreign jurisdictions to perform or receive the services to be provided pursuant to the Administrative Services Agreement.

               SECTION 5.07. Company Headquarters. The Purchaser shall maintain the principal business headquarters of the Company in the State of New York within 25 miles of Corning, New York for a period of at least five years from the Closing Date. The parties agree that the Company will move its principal business headquarters currently located on the Seller's Houghton Park, Corning, New York campus to a new location in the State of New York within 25 miles of Corning, New York no later than 18 months following the Closing Date, and the Purchaser agrees to use all reasonable efforts, and the Seller shall cooperate, to expedite such relocation as promptly as practicable following the Closing Date. At the Closing, the Company shall enter into a lease with the Seller with respect to the Company's current principal business headquarters covering the period from the Closing to the date on which the Company vacates such headquarters premises, substantially in the form attached hereto as Exhibit 5.07.

               SECTION 5.08. Non-Solicitation of Employees. For a period of two years following the Closing Date and except as otherwise agreed to in writing by the Seller and the Purchaser, (a) the Seller and its Affiliates shall not, directly or indirectly, actively solicit or induce any salaried employee of the Company or any of its Affiliates to leave such employment and become an employee of the Seller or any of its Affiliates and (b) the Purchaser, the Company and its Affiliates shall not, directly or indirectly, actively solicit or induce any salaried employee of the Seller or any of its Affiliates to leave such employment and become an employee of the Company or any of its Affiliates. The parties agree that a remedy at law for any breach of any obligation under this
Section 5.08 will be inadequate and that in addition to any other rights and remedies to which the Purchaser or the Seller may be entitled hereunder, at law or in equity, the Purchaser or the Seller shall be entitled to injunctive relief and reimbursement for all reasonable attorney's fees and other expenses incurred in connection with the enforcement hereof. In the event this Section 5.08 is held to be in any respect an unreasonable restriction upon the Purchaser, the Seller or the Company or their respective Affiliates by any court having competent jurisdiction, the court so holding may reduce the geographic scope to which this Section 5.08 pertains and/or the period of time for which it operates, or effect any other change to the extent necessary to render this
Section 5.08 enforceable by such court. As so modified, this Section 5.08 will continue in full force and effect. Such decision by a court of competent jurisdiction shall not invalidate this Agreement, but this Agreement shall be interpreted, construed and enforced as not containing such invalidated provision.

               SECTION 5.09. Intellectual Property Matters. (a) Consumer Intellectual Property. At or prior to the Closing, subject to any pre-existing licenses previously disclosed to the Purchaser, the Seller shall assign to the Company all the Consumer Intellectual Property not owned by the Company or a Subsidiary, other than (i) rights to the trademarks or any use of the terms CORNING, CORNING WARE, CROWN CORNING, PYREX and PYROCERAM (the use of which shall be governed by the license agreements referred to in Sections 5.09(b),
(c), (e) and (f)) and (ii) the Consumer Know-How owned by the Seller and the Seller's Retained Patents (each of which shall be licensed to the Company pursuant to Section 5.09(d)). The costs associated with such a transfer, including any associated taxes, shall be borne by the Seller.

               (b) Certain Trademarks of the Seller. (i) At the Closing, subject to any pre-existing licenses previously disclosed to the Purchaser, the Seller shall grant to the Company a worldwide, exclusive and fully paid, royalty-free license to use the CORNING WARE and PYROCERAM trademarks only in the field of Housewares, for a term of ten years, continuously renewable on the same terms and conditions for consecutive ten-year terms at the option of the Company, pursuant to a license agreement (the "CORNING WARE and PYROCERAM License Agreement"), substantially in the form attached hereto as Exhibit 5.09(b)(i).

               (ii) At the Closing, pursuant to the CORNINGWARE and PYROCERAM License Agreement, the Seller shall grant to the Company a worldwide, exclusive, fully paid, and royalty-free license to use the term CORNINGWARE as part of the corporate name of the Company and any of its subsidiaries for a term of ten years, continually renewable on the same terms and conditions for consecutive ten year terms at the option of the Company, subject to the following conditions: (A) the term CORNINGWARE must be preceded by a word that (1) does not begin with the letters COR or COS, (2) is not merely an article (e.g. "a", "the" or "an"), (3) does not include the word "consumer" and (4) is otherwise subject to the Seller's approval, which approval shall not be unreasonably withheld; (B) the corporate name including the term CORNINGWARE word shall use such word in a manner so that the

"CORNING" portion of the word is unified with the "WARE" portion of the word, the Seller acknowledging that use in the form "CorningWare" is acceptable; (C) the corporate name including the term CORNINGWARE shall not be used solely as a trademark or servicemark; and (D) the certificate of incorporation (or equivalent document) of the Company and any of its subsidiaries using the term CORNINGWARE as part of its corporate name shall state that such use is pursuant to the CORNINGWARE and PYROCERAM License Agreement.

               (iii) At the Closing, pursuant to the CORNINGWARE and PYROCERAM License Agreement, the Seller shall grant to the Company a worldwide, exclusive, fully paid and royalty-free license to use the term CORNINGWARE as a servicemark in connection with the operation of the outlet stores primarily selling Housewares products of the Company for a term of ten years continually renewable on the same terms and conditions for consecutive ten year terms at the option of the Company.

               (iv) At the Closing, subject to any pre-existing licenses previously disclosed to the Purchaser, the Seller shall grant to the Company a worldwide, exclusive and fully paid royalty-free license to use the "PYREX" trademark in the field of Durable Consumer Products for a term of ten years, continuously renewable on the same terms and conditions for consecutive ten-year terms at the option of the Company, pursuant to a license agreement (the "PYREX License Agreement"), substantially in the form attached hereto as Exhibit 5.09(b)(ii).

               (c) License Agreements. At the Closing, the Seller shall assign to the Company the Seller's interests in the Consumer License Agreements to which the Seller is a party as they relate to the Business; provided, however, that with respect to any Consumer License Agreement that involves the licensing of the CORNING WARE, PYREX or PYROCERAM trademarks or any confusingly similar modifications or derivations and which by its terms prohibits assignment and is disclosed to the Purchaser, (i) the Seller shall not assign such Consumer License Agreement, but instead shall designate the Company as the recipient of any royalties with respect to the marks CORNING WARE and PYROCERAM in the field of Housewares and with respect to the mark PYREX in the field of Durable Consumer Products to be received (net of any taxes imposed on the Seller with respect to such royalties) pursuant to such license agreement for the remaining term thereof and (ii) the Company shall have the right to compel the Seller to enforce the terms of such Consumer License Agreements.

               (d) Patents and Know-How Licenses. At the Closing, subject to any pre-existing licenses previously disclosed to the Purchaser, the Seller shall grant to the Company (i) a worldwide, exclusive, fully paid royalty-free license to use the Seller's Retained Patents and Seller's Future Patents and the

Consumer Know-How owned by the Seller in and limited to the field of Corning Consumer Products, and (ii) a non-exclusive, worldwide fully paid royalty-free license to use the Seller's Retained Patents and Seller's Future Patents and the Consumer Know-How owned by the Seller in and limited to the field of Durable Consumer Products and Other Consumer Products, in each case pursuant to a license agreement (the "Patent and Know-How License Agreement"), substantially in the form attached hereto as Exhibit 5.09(d).

               (e) Corning Name. No interest in or right to use the name "CORNING" or "PYREX" or "PYROCERAM" or any confusingly similar derivation or modification thereof or any trademark, servicemark, trade dress, logo, domain name, URL (universal resource locator), trade name or corporate name of the Seller, including, without limitation, "Crown Corning" or "Corning Designs" (collectively, the "Retained Names and Marks") is being transferred to the Purchaser pursuant to the transactions contemplated hereby and, except as expressly provided in the license agreements to be executed pursuant to this Agreement, such rights of the Company and the Subsidiaries in the Retained Names and Marks shall terminate as of the Closing. At the Closing, the Seller shall grant to the Company a temporary trademark license: (i) to use the word "Corning" followed by the word "Consumer" as part of the name of the Company or any of the Subsidiaries for up to three years from the Closing Date; and (ii) to continue using the "CORNING" trademark and tradename and the CROWN CORNING trademark and tradename, both pursuant to a license agreement (the "Temporary CORNING License Agreement"), substantially in the form attached hereto as
Exhibit 5.09(e). Except as expressly authorized in the Temporary CORNING License Agreement, as soon as practicable, but not more than (i) three years following the Closing in the case of signs, purchase orders, invoices, sales orders, labels, letterhead, shipping documents, packaging materials, promotional brochures and related items, and (ii) not more than five years following the Closing in the case of molds, the Purchaser shall cause the Company and each Subsidiary to remove or obliterate all the Retained Names and Marks from all of the foregoing, and not to put into use after the Closing Date any additional documents or materials bearing the Retained Names and Marks.

               (f) Further to the agreements of the Seller contained in this
Section 5.09, the Seller agrees that it will not renew any licenses that it has discretion not to renew with respect to any of the Consumer Intellectual Property after the Closing Date.

               (g) The Seller shall cooperate with the Company after the Closing to facilitate the transfer to the Company of any and all applicable Consumer Intellectual Property not licensed pursuant to this Section 5.09, to apply for such renewals, divisions, continuations, or other similar protections as the Company may reasonably request and to assign those rights to the Company and to execute such other and further documents as may be reasonably necessary to effectuate the transfers and licenses contemplated by this Section 5.09.

               SECTION 5.10. Corning Glass Center; Corning Plant Stores; Shared Facility Agreement. (a) The Purchaser agrees to maintain the Company's commercial arrangements with the Corning Glass Center, Corning, New York, for a period of ten years following the

Closing Date, on a pricing basis for Corning Consumer Products of the Company's standard costs plus 15%; provided, however, that the Company shall not be required to sell more than $4.0 million per year of Corning Consumer Products on this basis.

               (b) The Company will continue to sell products to the Seller's manufacturing facilities for a period of five years after the Closing Date, at the same locations, in substantially the same quantities and on substantially the same terms as during the twelve-month period prior to the date hereof.

               (c) At the Closing, the Seller and the Company shall enter into a shared facility agreement (the "Shared Facility Agreement"), substantially in the form attached hereto as Exhibit 5.10.

               SECTION 5.11. Greenville Supply Agreement; Transfer of Molds. At the Closing, the Seller and the Purchaser or the Company shall enter into a supply agreement (the "Greenville Supply Agreement"), substantially in the form attached hereto as Exhibit 5.11. The Seller shall, on or before the Closing Date, transfer to the Company the molds located in its Greenville facility and used in the Business.

               SECTION 5.12. Technology Support Agreement. At the Closing, upon the request of the Purchaser, the Seller shall enter into a technology support agreement with the Purchaser or the Company (the "Technology Support Agreement"), substantially in the form attached hereto as Exhibit 5.12.

               SECTION 5.13. Transition Services Agreement. At the Closing, upon the request of the Purchaser, the Seller shall enter into a transition services agreement with the Purchaser or the Company (the "Transition Services Agreement"), substantially in the form attached hereto as Exhibit 5.13.

               SECTION 5.14. Actions Affecting the Closing Balance Sheet. On or prior to the Closing Date, the Seller shall take or cause to be taken the following actions:

               (a) The Seller shall contribute to the capital of the Company (or otherwise capitalize the Company) in satisfaction of all amounts outstanding under the Revolving Credit Agreement immediately prior to the Closing Date.

               (b) Pursuant to Sections 6.02(a) and (c), the Seller shall assume (and indemnify the Company in respect of), pursuant to an assumption agreement in form and substance reasonably acceptable to the Purchaser, certain post-retirement medical and life insurance liability obligations and pension liability obligations for certain Acquired Employees.

               (c) The Seller shall assume (and indemnify the Company in respect of) pursuant to an assumption agreement in form and substance reasonably acceptable to the Purchaser all liabilities of the Company and the Subsidiaries relating to workers' compensation and product liabilities to the extent based on or arising out of injuries, accidents or incidents the respective dates of occurrence of which were prior to the Closing Date (the "Pre-Closing Workers and Products Claims"). Prior to the Closing, the Company shall transfer any reserves for the Pre-Closing Workers and Products Claims by book-entry to the Seller.

               (d) The Seller will assign to the Company pursuant to an assignment agreement in form and substance reasonably acceptable to the Purchaser all emissions credits relating to the Business.

               (e) For purposes of calculating the amount of Indebtedness and cash on the Closing Balance Sheet, the transactions described in this
        Section 5.14 shall be deemed to have occurred at the close of business on the day next preceding the Closing.

               SECTION 5.15. Foreign Sales Corporation. On or prior to the Closing Date, the Seller shall cause the shares of capital stock of Foreign Sales Corporation that are owned by the Company to be paid as a dividend to the Seller or otherwise transferred from the Company to a Person other than the Company or any Subsidiary.

               SECTION 5.16. Payment of Intercompany Accounts Payable. The Purchaser shall cause the Company and/or the Subsidiaries to pay to the Seller all accounts payable that are accrued prior to the Closing Date by the Company or any such Subsidiary in respect of services or goods provided by the Seller to the Company on an arms-length basis or invoices accrued by the Seller to third parties on behalf of the Company on an arms-length basis as they become payable in accordance with their terms and consistent with past practice and at the prices on which such services or goods were provided or purchased.

               SECTION 5.17. Non-Competition. For a period of five years after the Closing Date (the "Non-Competition Period"), neither the Seller nor any of its Affiliates will manufacture, sell or distribute, or have any ownership interest in or control any Person engaged in the manufacture, sale or distribution of, products similar to Corning Consumer Products; provided, however, that the foregoing shall not prohibit the Seller or any of its Affiliates from: (a) owning, individually or collectively, directly or indirectly, securities of any Person traded in a public market which engages in the manufacture, sale or distribution of products similar to Corning Consumer Products, provided that the Seller and its Affiliates do not, in the aggregate, own more than 5% of any class of securities of such Person (other than the Company); (b) engaging in or conducting any business contemplated by the Administrative

Services Agreement, the Greenville Supply Agreement, the Technology Support Agreement or the Transition Services Agreement; (c) acquiring a diversified company (the "Diversified Company") having not more than 20% of its sales or $100,000,000 of revenues (based on its latest published annual audited financial statements) attributable to the manufacture, sale and distribution of products similar to Corning Consumer Products, so long as (i) the Seller shall promptly notify the Purchaser of any such acquisition and (ii) the Seller or such Affiliate shall cause the Diversified Company to dispose of the portion thereof which has sales attributable to the manufacture, sale and distribution of products similar to Corning Consumer Products within 24 months after such acquisition; (d) owning less than 20% of the Shares of the Company; and (e) manufacturing, selling and distributing Steuben Products, ceramic briquettes, OEM Component Products for consumer household appliances, household cooking ovens or ranges, products for lighting, computers, laboratory science, electronics, medical applications, automobile and building windows, mirrors, flatglass, television or display applications, liquid filtration products (other than Stanadyne Products and final water filtration system products for home use), OEM Component Product parts of water filtration system products for home use, glass ceramic burner caps, glass ceramic cook tops, flat glass ceramic stove windows and new products manufactured from flat glass ceramic by Eurokera, S.N.C. or Keraglass, S.N.C. or their respective licensees for sale in Europe. The parties agree that a remedy at law for any breach of any obligation under this Section 5.17 will be inadequate and that in addition to any other rights and remedies to which the Purchaser may be entitled hereunder, at law or in equity, the Purchaser shall be entitled to injunctive relief and reimbursement for all reasonable attorney's fees and other expenses incurred in connection with the enforcement hereof. In the event this Section 5.17 is held to be in any respect an unreasonable restriction upon the Seller or any of its Affiliates by any court having competent jurisdiction, the court so holding may reduce the geographic scope to which this Section 5.17 pertains and/or the period of time for which it operates, or effect any other change to the extent necessary to render this Section 5.17 enforceable by such court. As so modified, this Section
5.17 will continue in full force and effect. Such decision by a court of competent jurisdiction shall not invalidate this Agreement, but this Agreement shall be interpreted, construed and enforced as not containing such invalidated provision.

               (b) The Seller agrees that for so long as the CORNING WARE and PYROCERAM License Agreement has not expired or been terminated in accordance with its terms, the Seller shall not (and will require any direct or indirect transferee not to), without the prior consent of the Company, use and will not license (and shall require any direct or indirect transferee not to license) the "CORNING" trademark or any confusingly similar derivations or modifications thereof in the Housewares field except that, for purposes of such restriction "Housewares" shall not include Steuben Products, ceramic briquettes, OEM Component Products for consumer household appliances, household cooking ovens or ranges, products for lighting, computers, laboratory science, electronics, medical applications, automobile and building windows, mirrors, flatglass, television or display applications, liquid filtration products (other than Stanadyne Products and final water filtration system products for home use), OEM Component Product parts of water filtration system products for home use, glass ceramic burner caps, glass ceramic cook tops, flat glass ceramic stove windows, and new products manufactured from flat glass ceramic by Eurokera, S.N.C. or Keraglass, S.N.C. or their respective licensees for sale in Europe. In addition, the Seller agrees that for so long as the CORNING WARE and PYROCERAM License Agreement has not expired or been terminated in accordance with its terms, it will not use (and will require any direct or indirect transferee not to use) the trademarks CORNING WARE and CROWN CORNING or any confusingly similar derivations or modifications thereof on any products manufactured by it or any of its subsidiaries after the Closing Date, and will not license (and will require any direct or indirect transferee not to license) any such trademark, derivations or modifications, except that nothing in this
Section 5.17(b) (other than the first sentence hereof) shall preclude Seller or any of its present or future Affiliates from using the CORNING trademark. The Seller also agrees that for so long as the PYREX License Agreement has not expired or been terminated in accordance with its terms, the Seller shall not (and will require any direct or indirect transferee not to), without the prior consent of the Company, use the PYREX trademark or any confusingly similar derivations or modifications thereof in the field of Durable Consumer Products and on or with respect to any other consumer products and will not license (and will require any direct or indirect transferee not to license) any such trademark, derivations or modifications.

               SECTION 5.18. Facility Financing Interests. On or prior to the Closing Date, the Seller shall assign to the Company, and the Company shall assume the Facility Financing Interests (except the Guaranty of Seller dated August 18, 1988 to the Pennsylvania Department of Commerce (the "1988 Guaranty") and the Guaranty Agreement dated as of December 1, 1992 between the Seller and Pittsburgh National Bank relating to the Greencastle Facility (the "1992 Guaranty"), each of which relate solely to the Facility Financing Interests). Notwithstanding anything to the contrary in this Agreement, the Facility Financing Interests (except the 1988 Guaranty and the 1992 Guaranty) shall be reflected as Indebtedness on the Closing Balance Sheet.

               SECTION 5.19. Stockholders Agreement. At the Closing, the Company, Purchaser and the Seller shall enter into the Stockholders Agreement.

               SECTION 5.20. No Negotiation. Prior to the earlier of the termination of this Agreement or the Closing, the Seller will not, and will cause the Company, the Subsidiaries and their respective officers, directors, employees and agents not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to, or engage in any negotiations concerning, provide any confidential information or data to, have any discussions with or enter into any agreements with, any Person relating to any acquisition, business combination, reorganization or purchase of all or any portion of the capital stock or assets of the Company or the Subsidiaries other than in the ordinary course of business and in compliance with the other provisions of this Agreement with regard to assets of the Company and the Subsidiaries. The Seller will, and will cause the Company and the Subsidiaries to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any such potential transactions involving the Company and the Subsidiaries. The Seller agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which Seller or the Company is a party. The Seller will, and will cause the Company and the Subsidiaries to, immediately notify the Purchaser if any inquiries are received in respect of the Company and the Subsidiaries and shall provide details with respect thereto.

               SECTION 5.21. Financial Statements and Reports. (a) As promptly as practicable and in any event no later than 30 days after the end of each fiscal month ending after the date hereof and before the Closing Date (other than the last fiscal month) or sixty days after the end of each fiscal year ending after the date hereof and before the Closing Date, as the case may be, the Seller will deliver to the Purchaser true and complete copies of (in the case of any such fiscal year) the audited and (in the case of any such fiscal month) the unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of income and cash flows of the Company and the Subsidiaries as of the last day of and for the fiscal year then ended or as of the last day of and for each such fiscal month and the portion of the fiscal year then ended, as the case may be, together with the notes, if any, relating thereto, which financial statement shall be prepared on a basis consistent with the Financial Statements referred to in Section 3.07.

               (b) As promptly as practicable, the Seller will deliver to the Purchaser true and complete copies of such other regularly-prepared financial statements, reports and analyses as may be prepared by the Seller, the Company or any Subsidiary relating to the Business or operations of the Company or any Subsidiary.

               SECTION 5.22. Insurance. From and after the Closing Date, the Seller shall use its reasonable best efforts, subject to the terms of the Seller Insurance Policies (as hereinafter defined), to retain the right, to the extent the same exists and without the payment of any additional premiums or other fees (or if additional premiums or other fees are payable, to advise the Company if any right of recovery would exist upon the payment of such premiums or fees and, if reimbursed by the Company therefor, to pay such premiums or fees), to make claims and receive recoveries for the benefit of the Company, as well as for the benefit of the Seller, under any insurance policies maintained at any time prior to the Closing Date by the Seller and its predecessors (collectively, the "Seller Insurance Policies"), covering any loss, liability, claim, damage or expense relating to the assets, business, operations, conduct, products and employees (including former employees) of the Company and its predecessors that relates to or arises out of occurrences prior to the Closing and for which the Company remains liable, has assumed liability or retains ownership of its affected assets (as the case may be) after the Closing Date. With respect to the foregoing, the Seller agrees to use its reasonable best efforts so that the Company shall have the right, power and authority, subject to any required consent of the carriers under the Seller Insurance Policies, to make directly or in the name of the Seller any claims under the Seller Insurance Policies and to receive directly recoveries thereunder.

               SECTION 5.23. Cumulative Gross Margin Payment. (a) As promptly as practicable, but in any event not later than the earlier to occur of the public availability of the 2000 Financial Statements or March 31, 2001, the Company shall prepare and deliver to the Seller (i) the 2000 Financial Statements, together with a report thereon of the Company's independent accountants (the "Company's Accountants") to the effect that such financial statements fairly present the results of operations of the Company and the Subsidiaries for the period ended December 31, 2000, in conformity with U.S. GAAP; (ii) the calculation of Cumulative Gross Margin and (iii) a certificate of the Company's Accountants with respect to the calculation of Cumulative Gross Margin in accordance with the definition of Gross Margin.

               (b) The Seller may dispute the amount of Cumulative Gross Margin as calculated by the Company and the Company's Accountants, but only on the basis, in the case of net sales and cost of sales, that the amounts reflected on the 2000 Financial Statements were not prepared in conformity with U.S. GAAP; provided, however, that the Seller shall have notified the Company and the Company's Accountants in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within 30 Business Days of the Purchaser's delivery of the 2000 Financial Statements and the calculation of Cumulative Gross Margin to the Seller. The Company shall make available to the Seller and its representatives all information, records, data and auditors' working papers and access to its personnel as shall be reasonably requested by the Seller in connection with its evaluation of the calculation of the Cumulative Gross Margin. In the event of such a dispute, the Company's Accountants, together with the Company, and the Seller's Accountants, together with the Seller, shall attempt to reconcile their differences, and any resolution by them as to any disputed items shall be final, binding and conclusive on the parties hereto. If the Company's Accountants, together with the Company, and the Seller's Accountants, together with the Seller, are unable to resolve any such dispute within 50 Business Days of the Company's delivery of the calculation of Cumulative Gross Margin to the Seller, and the items remaining in dispute are such that the Seller would receive at least $250,000 pursuant to such items, if such items were resolved in favor of the Seller, the Company's Accountants and the Seller's Accountants shall promptly submit the items remaining in dispute for resolution to the Independent Accounting Firm, which shall, within 40 Business Days after such submission, determine and report to the Seller and the Company upon such remaining disputed items, and such report shall be final, binding and conclusive on the Seller and the Company. The fees and disbursements of the Independent Accounting Firm shall be allocated between the Seller and the Company in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items to submitted.

               (c) The calculation of Cumulative Gross Margin shall be deemed final for the purposes of this Section 5.23 upon the earliest of (A) the failure of the Seller to notify the Company of a dispute within 30 Business Days of the Company's delivery of the 2000 Financial Statements and the calculation of the Cumulative Gross Margin to the Seller, (B) the resolution of all disputes, pursuant to subsection (b) of this Section 5.23, by the Seller's Accountants and the Company's Accountants and (C) the resolution of all disputes, pursuant to subsection (b) of this Section 5.23, by the Independent Accounting Firm. Within three Business Days of the calculation of Cumulative Gross Margin being deemed final, the Company shall take the actions described in subsection (d) of this
Section 5.23. Any payment that the Company may be obligated to make to the Seller pursuant to subsection (d) of this Section 5.23, shall be made by wire transfer in immediately available funds to an account or accounts designated by the Seller.

               (d) In the event that the Cumulative Gross Margin is greater than $710,900,000, then the Company shall pay to the Seller one dollar for each dollar by which the Cumulative Gross Margin exceeds $710,900,000, up to a maximum of $15,000,000. In the event that the Cumulative Gross Margin is less than $710,900,000, the Company shall make no payment to the Seller pursuant to this Section 5.23.

               SECTION 5.24. Information Systems. (a) Prior to the Closing, the Seller will use reasonable best efforts to cause the Company to continue to implement, and make capital expenditures in respect of, the CCPC Year 2000 plan (which has been provided to the Purchaser prior to the date of this Agreement) (the "Systems Plan") in accordance with its terms.

               (b) The Seller will extend information systems transitional services under the Transition Services Agreement until the implementation of the Systems Plan is substantially complete or the date of the first anniversary of the expiration of the Transition Services Agreement (whichever is sooner); provided, however, that the Seller intends to discontinue its mainframe information system facilities on or about June 30, 1999. In connection with such discontinuance, the Seller will provide reasonable assistance to the Company (at the Company's expense) with respect to obtaining mainframe information services from third party suppliers. After June 30, 1999, in the event the Company requests that the Seller renew its lease for such mainframe facilities so as to provide mainframe information system services to the Company until December 31, 1999, the cost of such renewal, together with the lease payments payable under such renewal leases shall be shared equally by the Seller and the Company (without duplication of any payments to be made by the Company to the Seller under the Transition Services Agreement). Notwithstanding the foregoing, there can be no assurance that such lease can be renewed by the Seller or that the mainframe facilities provided thereunder will not fail prior to December 31, 1999.

               SECTION 5.25. Reasonable Best Efforts. Purchaser and Seller agree to use their respective reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable after the date hereof.

                                   ARTICLE VI

                                EMPLOYEE MATTERS

               SECTION 6.01. Employees. (a) The Purchaser agrees to cause the Company or the Subsidiaries to continue immediately after the Closing the employment of those persons employed by the Company or any Subsidiary immediately prior to the Closing, including those employees on vacation, leave of absence, short-term disability (work-related or otherwise), sick leave or layoff, (provided that any such employee on vacation, leave of absence, short-term disability or sick leave returns to active employment promptly following the expiration of such period of absence and in any event within one year following the Closing), but excluding employees receiving long-term disability benefits at the time of the Closing and employees subject to the Pressware Union Agreement (as defined below) (the "Acquired Employees"); provided, however, that the foregoing does not obligate the Purchaser, the Company or any Subsidiary at any subsequent time to employ any particular person on any particular terms, except as specifically provided in this Article VI, and nothing herein shall restrict the Company or any Subsidiary from terminating the employment of any employee for any reason.

               (b) The Purchaser agrees to cause the Company and the Subsidiaries to continue to provide each Acquired Employee with salary and benefits levels (other than equity-based compensation and the Performance Improvement Plan) ("Compensation") that are substantially similar in aggregate economic value, to those provided to the Acquired Employee immediately prior to the Closing, for five years after the Closing Date for any Acquired Employee who is not a member of a collective bargaining unit or until the expiration of the relevant collective bargaining agreement in effect on the Closing Date with respect to any Acquired Employee who is a member of a collective bargaining unit, (as applicable, the "Continuation Period"); provided, however, (i) that if the Seller reduces or modifies its Compensation level or any portion thereof for any group or groups of its employees, the Purchaser may permit the Company or the Subsidiaries to make commensurate modifications to the Compensation or any portion thereof affecting a substantially similar group or groups of the Acquired Employees (by size or function, as the case may be); and (ii) that, subject to compliance with the other provisions of this Article VI and applicable law, after the Closing

Date, the foregoing shall not obligate the Purchaser to maintain a particular level of employment, which shall be subject to the discretion of management of the Purchaser. The Seller agrees to give the Company written notice of any proposed modification or reduction of Compensation promptly (and in no event later than the effectiveness of such modification or reduction). The Purchaser agrees to give the Seller prompt written notice of the benefits it intends to provide Acquired Employees pursuant to this Section 6.01(b) during the Continuation Period promptly following the implementation (and any subsequent amendment) of such benefits.

               (c) From and after the Closing, the Company and the Subsidiaries shall be solely responsible for all termination, severance benefits, costs, charges and liabilities of any nature incurred as a result of the termination of an Acquired Employee after the Closing, including, without limitation, any claims arising out of or relating to any plant closing, mass layoff or similar event under applicable law occurring after the Closing (collectively, "Termination "Benefits"). For a period of one year following the Closing Date (the "Benefit Maintenance Period"), Termination Benefits for employees of the Company and the Subsidiaries shall be paid by the Company in the amounts and kind which the Company and the Subsidiaries would have paid consistent with past practice under similar circumstances of termination (including the amounts required by law, plus any amounts required by any collective bargaining agreement, plus any additional amounts customarily paid by the Company and the Subsidiaries). The Termination Benefits of the Company and the Subsidiaries as of the date of this Agreement are described in Section 6.01(c) of the Disclosure Schedule.

               SECTION 6.02. Employee Benefits Arrangements. (a) Pension Plans.
(i) Prior to the Closing Date, the Seller shall amend the Pension Plan of Corning Incorporated (the "Corning Pension Plan") so that following the Closing Date, (A) subject to clauses (C), (D) and (E) below, Acquired Employees currently participating in the Corning Pension Plan shall cease to accrue benefits in such plan, although the accrued benefits of such Acquired Employees as of the Closing Date (as well as the accrued benefits of former employees of the Company and the Subsidiaries and their beneficiaries) shall be retained by the Corning Pension Plan as an exclusive obligation of the Seller, (B) Acquired Employees' service with the Company or any Subsidiary after the Closing Date will be taken into account for purposes of determining vesting under the Corning Pension Plan, (C) no additional years of credited service shall be provided to and no changes in average compensation or social security benefits shall be recognized for the Acquired Employees for plan benefit formula purposes, (D) service with the Company or any Subsidiary after the Closing Date will be taken into account for purposes of determining eligibility for early retirement subsidies, optional benefit forms and ancillary benefits with respect to the benefits accrued under the Corning Pension Plan and (E) with respect to the benefits for employees paid on an hourly basis ("Hourly Employees"), no increases in the monthly benefit rate beyond that in effect at the Closing Date shall be provided, other than future rate increases that, as of the Closing Date, are scheduled to be effective on or subsequent to the Closing Date. Notwithstanding the foregoing clauses (A) and (C), the Seller shall amend the Corning Pension Plan, at such time, if any, during the Continuation Period that it implements a periodic update of average compensation for participants in such plan then employed by Seller and its subsidiaries, to increase the accrued benefits of Acquired Employees who have benefits based on compensation (i.e., those on the "salaried roll") in a manner consistent with periodic increases provided to such employees in the past based on average compensation and credited service as of the Closing Date.

               (ii) Effective as of the Closing Date, the Purchaser will cause the Company to establish a pension plan (the "New Defined Benefit Plan") providing pension benefits for each Acquired Employee, other than Hourly Employees of Revere Ware Corporation ("Revere Hourly Employees") and the Foreign Subsidiaries, which are substantially similar in aggregate economic value, consistent with the applicable collective bargaining agreements, to those provided by the Corning Pension Plan as of the Closing Date, and which for the Hourly Employees covered thereunder reflect all increases in monthly benefit rates scheduled to be effective subsequent to the Closing Date; provided, however, that nothing in this Section 6.02(a)(ii) shall limit or relieve Seller's obligations under Section 6.02(a)(i). The Purchaser agrees to cause the Company and the Subsidiaries to maintain the New Defined Benefit Plan without any amendments inconsistent with the foregoing sentence for the Benefit Maintenance Period; provided, however, that if the Seller reduces or modifies its benefit levels under the Corning Pension Plan for any group or groups of its employees, the Purchaser may make commensurate modifications to the New Defined Benefit Plan affecting a substantially similar group or groups of the Acquired Employees (by size or function, as the case may be). The Seller agrees to give the Company written notice of any proposed modification or reduction of benefits under the Corning Pension Plan promptly (and in no event later than the effectiveness of such modification or reduction). With respect to Acquired Employees generally, the Purchaser shall cause the Company and its Subsidiaries to provide under the New Defined Benefit Plan pension benefits which recognize service, compensation and social security benefits with the Company and the Subsidiaries, both before and after the Closing Date, for purposes of vesting, participation and eligibility for early retirement subsidies, optional benefit forms and ancillary benefits (to the extent relevant), but not for benefit accruals, to the extent that these would have been taken into account under the Corning Pension Plan. The New Defined Benefit Plan shall not be required to recognize any final or career average updates of compensation and, notwithstanding Seller's practice of periodically providing such updates, it shall not be considered a reduction of benefits under this Article VI if the New Defined Benefit Plan does not provide for such updates.

               (iii) The Purchaser shall cause the Company or its Subsidiaries to continue to maintain the Revere Hourly Pension Plans (the "Revere Plan") for current and former Revere Hourly Employees consistent with the applicable collective bargaining agreements.

               (iv) The Purchaser shall cause the Company and the Foreign Subsidiaries to continue to maintain during the Benefit Maintenance Period any pension plan of a Foreign Subsidiary in effect on the Closing Date for current and former employees of such Foreign Subsidiary without any amendments thereto during the Benefit Maintenance Period that would cause the benefits for an employee under such plan not to be substantially similar in aggregate economic value to the benefits provided as of the Closing Date, except as may be required by applicable local law.

               (b) Investment/401(k) Plans. (i) Effective as of the Closing Date, Acquired Employees shall no longer accrue benefits under the Corning Incorporated Investment Plan and the Corning Incorporated Investment Plan for Unionized Employees (the "Corning 401(k) Plans") in the capacity of employees of Seller or one of its subsidiaries. The Seller shall cause employer matching and retirement enhancement contributions for Employees with respect to the period up to and including the Closing Date to be made to the Corning 401(k) Plans. The Seller will amend the Corning 401(k) Plans to provide full vesting as of the Closing Date to all Acquired Employees covered by the Corning 401(k) Plans as of the Closing Date.

               (ii) For so long as the Seller continues to provide payroll services to the Purchaser with respect to the Acquired Employees, the Acquired Employees (other than Acquired Employees of the Foreign Subsidiaries) shall continue to participate in the Corning 401(k) Plans, which shall be maintained as multiple employer plans for this purpose. Thereafter, the Purchaser shall cause the Company or its Subsidiaries to establish one or more "401(k)" plans for the Acquired Employees (the "New 401(k) Plans"), other than Acquired Employees of the Foreign Subsidiaries. For the purpose of determining vesting and employer matching and retirement enhancement contributions, the New 401(k) Plans shall recognize service that the Acquired Employees had with the Company or its Subsidiaries before the Closing Date. As soon as practicable following the establishment of the New 401(k) Plans and the Seller's and the Purchaser's receipt of the assurances described in Section 6.02(b)(iii) below, the Seller shall cause an amount in cash, equal to the aggregate account balances of the Acquired Employees participating in Corning 401(k) Plans as of the close of the business day immediately preceding the date of transfer, to be transferred to the trust or trusts maintained with respect to the New 401(k) Plans, and the Purchaser shall assume all liabilities with respect to such account balances. The Purchaser and the Seller shall cooperate to establish procedures to enable Acquired Employees to continue payroll deductions consistent with past practices for loans outstanding on and after the date of the transfer of account balances under the Corning 401(k) Plans.

               (iii) On or as soon as practicable following the adoption of the New 401(k) Plans, each of the Purchaser and the Seller shall provide the other party with reasonably satisfactory assurances (which may include, without limitation, a favorable determination letter issued by the IRS) as to the qualification, respectively, of the New 401(k) Plans and the Corning 401(k) Plans under Section 401(a) of the Code.

               (c) Welfare and Fringe Benefit Plans. (i) Subject to the other terms hereof, during the Benefit Maintenance Period, the Purchaser will cause the Company and its Subsidiaries to provide each Acquired Employee with welfare benefits substantially similar in aggregate economic value consistent with applicable collective bargaining agreements to those provided to such Acquired Employee immediately prior to the Closing Date in the areas generally of medical, vision care, hearing aid, dental assistance, flexible spending accounts, life insurance, post-retirement medical, post-retirement life insurance, vacation, severance, salary continuation, accidental death and dismemberment, dependent life insurance, business travel accident insurance, adoption assistance, short-term disability, long-term disability, workers' compensation, tuition refunds and educational leave, compensation/bonus plans (including "Goalsharing benefits", but not including matching gifts, service awards or the Worldwide Employee Stock Purchase Plan, the Performance Improvement Plan or any other equity-based plan), and non-qualified supplemental pension and deferred compensation arrangements as such employees had with the Company or its Subsidiaries immediately prior to the Closing Date (it being acknowledged and agreed that the Company shall not be required to maintain all of the following so long as the aggregate economic benefit provided to an Acquired Employee are substantially equivalent to the aggregate benefits provided to such employee prior to the Closing Date) (the "Existing Benefit Plans"); provided, however, that the Purchaser will cause the Company or its Subsidiaries to continue to maintain the Revere Post-Retirement Benefit Plan (the "Revere Post-Retirement Plan") consistent with applicable collective bargaining agreements for the Benefit Maintenance Period; provided further that if the Seller reduces or modifies the benefit levels under its post-retirement medical and/or life insurance plans for any group or groups of its employees, the Purchaser may make commensurate modifications to the Revere Post-Retirement Plan for a substantially similar group or groups of Revere Ware Corporation employees (by size or function, as the case may be). Notwithstanding the above, however, other than with regard to employees of Revere Ware Corporation and the Foreign Subsidiaries, neither the Purchaser nor the Company nor the Subsidiaries shall be required to provide post-retirement medical and/or life insurance benefits for former employees of the Company or any of its Subsidiaries or Acquired Employees who are eligible to retire as of the Closing Date, it being hereby agreed that such post-retirement benefits shall be provided by the Seller under the same terms and conditions as the Seller may, from time to time, apply to similarly situated employees (or, if there are no similarly situated employees, as provided to other employees of the Seller), or at such higher level as the retirees may be entitled to under applicable law. For such post-retirement medical benefits, service with the Company or its Subsidiaries after the Closing Date will be taken into account only in determining the retiree's contributions with respect to their benefits. With regard to such post-retirement life insurance, the Seller is not obligated to provide any amounts other than those earned as of the Closing Date. The Purchaser agrees to cause the Company and its Subsidiaries to maintain the Existing Benefit Plans without any amendments inconsistent with the first sentence of this paragraph (i) which would reduce benefit levels for the Benefit Maintenance Period; provided, however, that if the Seller reduces or modifies its benefit levels for any group or groups of its employees under any of its benefits plans which is substantially similar to one of the Existing Benefit Plans, the Purchaser may make commensurate modifications to the applicable, corresponding Existing Benefit Plan for a substantially similar group or groups of Acquired Employees (by size or function, as the case may be). The Seller agrees to give the Company written notice of any proposed modification or reduction of benefits under any of its benefit plans which is substantially similar to one of the Existing Benefit Plans promptly (and in no event later than the effectiveness of such modification or reduction).

               (ii) The Purchaser shall cause the Company and the Subsidiaries to give credit to Acquired Employees for all service with the Company, its Subsidiaries or the Seller for the purpose of determining eligibility for any of the Existing Benefit Plans to be provided in accordance with this Section and for determining the amount and duration of any benefits under the Existing Benefit Plans; provided, however, that such credit does not result in duplication of benefits.

               (d) Collective Bargaining Agreements. (i) Following the Closing Date, the Purchaser shall cause the Company and the Subsidiaries to continue to perform their respective obligations under the collective bargaining agreements set forth on Section 6.02(d)(i) of the Disclosure Schedule. For the collective bargaining agreements set forth on Section 6.02(d)(ii) of the Disclosure Schedule, the Purchaser and the Seller shall cooperate so as to enable the Company to recognize and assume such agreements where possible or to perform the Seller's duties and obligations under and to otherwise abide by such agreements.

               (ii) The Purchaser has received a copy of the Memorandum of Understanding between the Seller and the Company and The American Flint Glass Workers Union AFL-CIO, Including Local 1000, dated as of June 12, 1997 (the "Pressware Union Agreement"). Accordingly, the Purchaser and the Seller agree as follows with respect to the Pressware Union Agreement:

               (A) the Purchaser agrees to take all actions which the Seller undertook in the Pressware Union Agreement to require of the Purchaser;

               (B) the Purchaser agrees to cause the Company to take all actions which the Pressware Union Agreement requires or contemplates that the Company shall take;

               (C) the Seller agrees to take all action which the Pressware Union Agreement requires or contemplates that the Seller shall take;

               (D) the Seller and the Purchaser agree to cooperate to ensure that the Pressware Union Agreement will be implemented so as to accomplish the intended purposes thereof;

               (E) the Seller agrees to reimburse the Company and/or the Purchaser (or, where appropriate, to pay) for the following payments (net of any tax savings by the Company or the Purchaser realized in connection with such payments but only at such time and to such extent as such tax savings are actually realized) to Pressware employees under the terms of the Pressware Union Agreement, within 10 days of the Seller's receipt of the Company's (or the Purchaser's) invoices therefor: (1) special financial inducements pursuant to Section 2(A) of the Pressware Union Agreement in amounts consistent with those previously disclosed by the Seller to the Purchaser and consistent with the Employee Incentive Retention Plan and the Pressware Retention Incentive Plan and (2) special cash awards under Section 2(C) of the Pressware Union Agreement; and

               (F) the Seller shall take all actions necessary to ensure that there will be no "bumping" of employees from the Seller or any of its Affiliates to the Company or any Subsidiary after the Closing.

               (iii) After the Closing Date, the Seller shall, at the Purchaser's request, lease to the Company, on terms reasonably satisfactory to the Seller, the Company and the Purchaser, those employees (the "Leased Employees") who are employed at the Company's Pressware facility on the Closing Date and who choose, in accordance with the Pressware Union Agreement, to remain employees of the Seller. The Company shall reimburse the Seller for all costs and expenses incurred by the Seller in connection with the lease of the Leased Employees. Such costs and expenses shall be calculated in a manner consistent with the Seller's customary practices prior to the Closing Date of calculating costs and expenses related to the Company's employees for accounting purposes.

               (e) Retention Program. In addition to the Pressware Union Agreement, the Seller has caused the Company to adopt a retention program for key employees (the "Key Employee Retention Program"). Following the Closing, the Purchaser shall cause the Company and the Subsidiaries to implement the Key Employee Retention Program, and the Seller shall reimburse the Company or the Purchaser, as the case may be, for all payments made after the Closing Date to employees under such programs (net of any tax savings by the Company or the Purchaser realized in connection with such payments but only at such time and to such extent as such tax savings is actually realized), within 30 days after the Seller's receipt of the invoice(s) of the Company or the Purchaser therefor.

               (f) Employee Discounts. Until the fifth anniversary of the Closing Date, the Purchaser will cause the Company and its Subsidiaries to continue the 30% discount policy in Company stores for employees and retirees of the Seller, the Company and the Subsidiaries.

               (g) Pension Benefit Guaranty Corporation Requirements. Subject to
Section 6.09, the Purchaser agrees to cooperate reasonably, at the Seller's expense, with the Seller to attempt to resolve any requirements imposed by the PBGC with respect to the Corning Pension Plan and the Revere Plan during the Continuation Period, but only to the extent that such cooperation does not result in any liability to the Purchaser, the Company or any Subsidiary or to any of their respective officers, directors or stockholders.

               SECTION 6.03. Goal Sharing Plan and Performance Improvement Plan. The Seller shall reimburse the Company and the Subsidiaries for a pro rata portion of any payments required to be made by any of them under the Goal Sharing Plan for 1998 based on the number of days before the Closing Date during the fiscal year ending in 1998 to the extent that the obligation for any such payments is not accrued and reflected on the Final Closing Working Capital Statement. The Seller also shall reimburse the Company and the Subsidiaries for all amounts payable under the Performance Improvement Plan, which amounts shall be based on performance for fiscal year ending 1998 prorated for the period prior to the Closing Date.

               SECTION 6.04. Stock Options. All options to acquire the Seller's common stock held by the Acquired Employees that are intended to qualify as Incentive Stock Options (within the meaning of Code Section 422(b)) shall remain Incentive Stock Options for a period of 90 days following the Closing Date and shall thereafter be converted into nonqualified stock options which, together with any stock options not intended to qualify as Incentive Stock Options, shall remain exercisable for a period of the shorter of three years following the Closing Date or the remaining term of such option (the "Option Exercise Period"); provided, however, that such three-year extension period shall not apply to stock options granted prior to December 4, 1991, which options' exercisability following the Closing Date shall remain subject to the terms currently applicable thereto. All stock options referred to above shall continue to vest during the Option Exercise Period as if the holders thereof remained employed by the Seller or one of its Subsidiaries.

               SECTION 6.05. Supplemental Plans. The Seller shall cause the Acquired Employees who participate in the Supplemental Investment Plan to become fully vested thereunder as of the Closing, and the account balances of such Acquired Employees shall be paid to them in cash promptly thereafter in accordance with the terms of such plan. Acquired Employees who participate in the Seller's Supplemental Pension Plan shall receive vesting credit for service with the Company for any Subsidiary following the Closing and, notwithstanding the terms of such Plan, shall vest in accordance with the vesting schedule contained in the Corning Pension Plan.

               SECTION 6.06. Medical Costs. The Seller shall be liable for, and indemnify and hold harmless the Purchaser, the Company and the Subsidiaries against, any and all Losses arising out of medical, dental and similar health related claims incurred by the Acquired Employees on or prior to the Closing Date other than claims incurred under any Company Benefit Plan. For this purpose, a claim is "incurred" on the date the relevant treatment is rendered.

               SECTION 6.07. Cooperation. The Seller shall cooperate with the Purchaser with respect to compliance with the covenants set forth in this
Article VI, including entering into a transition services agreement with the Purchaser to provide for continued benefit coverage to Acquired Employees immediately after the Closing. The Seller also shall provide the Purchaser with any documents relating to the Seller Benefit Plans in which Employees participate that the Purchaser may reasonably request to enable the Purchaser to satisfy its obligations under this Article VI.

               SECTION 6.08. Remedies. The Purchaser acknowledges that a breach of its obligations under this Article VI may cause irreparable injury to the Seller in its goodwill, its reputation, and its employee relations, in addition to monetary damages, which may be difficult to calculate, predict or limit, and agrees that equitable relief, including, but not limited to, specific enforcement of its obligations hereunder, may be appropriate (in addition to indemnification pursuant to Article IX hereof) to prevent such breach. Accordingly, without limiting the generality of Section 11.12, the Purchaser agrees that it will not oppose a petition by the Seller for equitable relief with respect to a threatened or actual breach of the Purchaser's obligations under this Article VI on the grounds that such relief is inappropriate.

               SECTION 6.09. Indemnification. The Seller shall indemnify and hold harmless the Company, any of its Subsidiaries, their respective officers, directors, successors and permitted transferees and assigns and each New Company Benefit Plan against any and all Losses arising out of or relating to (i) any Seller Benefit Plan or other Benefit Plan sponsored, maintained or contributed to by the Seller or any ERISA Affiliate (and any Benefit Plan no longer in effect that was previously sponsored, maintained or contributed to by the Seller or any ERISA Affiliate), whether arising out of or relating to any event or state of facts occurring or existing before, on or after the Closing Date, and including, without limitation, any liabilities arising under Title IV of ERISA,
Section 302 of ERISA and section 412 or 4971 of the Code, (ii) the separation, division, allocation, unwinding or similar event involving the liabilities of the joint venture between Vitro S.A. and the Company with respect to Benefit Plans, (iii) the pension plan asset transfer executed pursuant to the Agreement of Purchase and Sale of Assets, dated April 28, 1988, and the Pension Contribution and Asset Transfer Letter Agreement, dated June 22, 1988, (iv) any post-retirement medical and/or life insurance benefit for Acquired Employees who are eligible to retire as of the Closing Date and former

Employees of the Company or any of its Subsidiaries (other than Employees of Revere Ware and the Foreign Subsidiaries), (v) any individual who is on "loan" status to the Pressware plant pursuant to the Pressware Union Agreement, and
(vi) any obligation to make special financial payments pursuant to the Pressware Union Agreement, including Section 2(A), 2(B) or 2(C) thereof, in excess of any amounts reimbursed pursuant to Section 6.02(d)(ii)(E) hereof.

               SECTION 6.10. Survival. The covenants and agreements of the parties hereto contained in this Article VI shall survive the Closing and shall remain in full force and effect until the expiration of all statutes of limitations with respect to the respective matters set forth herein.


                                   ARTICLE VII

                                   TAX MATTERS

               SECTION 7.01. Tax Indemnities. (a) Except to the extent reserved for on the Closing Balance Sheet (but only to the extent such reserve is taken into account in determining the Cash Dividend Amount adjustment under Section 2.04(c) hereof) from and after the Closing Date, without duplication, the Seller shall indemnify the Purchaser and the Company and their Affiliates against all Taxes (including reasonable attorneys' and accountants' fees and other reasonable out-of-pocket expenses incurred in connection therewith) (i) imposed on or payable by the Company or any Subsidiary with respect to any taxable period or portion thereof that ends on or before the Closing Date (including any taxes allocated to such period under Section 7.01(d) hereof), (ii) imposed on or payable by the Company or any Subsidiary under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law) by reason of the Company or any Subsidiary being included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date, (iii) imposed on or payable by the Company or any Subsidiary as a result of (A) the Code section 338(h)(10) Election with respect to the Company and Revere Ware Corporation referred to in Section 7.07 and (B) an actual election under a state or local provision which is analogous or comparable to Code Section 338(h)(10); (iv) relating to Foreign Sales Corporation or imposed as a result of the transactions contemplated by Section 5.15 hereof, (v) relating to any payments required to be made after the Closing Date under any Tax indemnity, Tax sharing, or Tax allocation agreement between the Seller and the Company under which the Company was obligated, or was a party, on or prior to the Closing Date, and (vi) arising from the breach of any representation, warranty or covenant of Seller with respect to Taxes under this Agreement. No indemnity shall be provided under this Agreement for any Taxes resulting from any transaction of the Company or any Subsidiary occurring on the Closing Date after the Closing that is not in the ordinary course of business.

               (b) From and after the Closing Date, without duplication, the Purchaser and the Company shall indemnify the Seller and its Affiliates against all Taxes (including reasonable attorneys' and accountants' fees and other reasonable out-of-pocket expenses incurred in connection therewith) (i) arising from the breach of any representation, warranty or covenant of Purchaser with respect to Taxes under this Agreement or (ii) imposed on the Company and the Subsidiaries, which Taxes are not subject to indemnification pursuant to paragraph (a) of this Section 7.01, including, but not limited to, Taxes (A) resulting from any transaction of the Company and the Subsidiaries occurring after the Closing Date or on the Closing Date after the Closing that is not in the ordinary course of business or (B) with respect to any taxable period or portion thereof that begins after the Closing Date and that are imposed on the Company or any of the Subsidiaries.

               (c) Payment by the indemnitor of any amount due under this
Section 7.01 shall be made within ten days following written notice by the indemnitee that payment of such amounts to the appropriate tax authority is due, provided that the indemnitor shall not be required to make any payment earlier than two days before it is due to the appropriate tax authority. If the Seller receives an assessment or other notice of Taxes due with respect to the Company or any of the Subsidiaries for any period for which the Seller is not responsible, in whole or in part, pursuant to paragraph (a) of this Section 7.01, then the Purchaser shall pay such Tax, or if the Seller pays such Tax, then the Purchaser or the Company shall pay to the Seller, in accordance with the first sentence of this Section 7.01(c), the amount of such Tax for which the Seller is not responsible. In the case of a Tax that is contested in accordance with the provisions of Section 7.03, payment of the Tax to the appropriate tax authority will not be considered to be due earlier than the date a final determination to such effect is made by the appropriate taxing authority or court. Final determination shall have the meaning as set forth in 1313(a) of the Code.

               (d) Seller and Purchaser shall, to the extent permitted by applicable law and except as otherwise provided herein, elect with the relevant taxing authority to close the taxable period of the Company and the Subsidiaries at the end of the day on the Closing Date. For purposes of this Agreement, in the case of any Tax that is imposed on a periodic basis and is payable for a taxable period that begins before the Closing Date and ends after the Closing Date (including without limitation any Taxes resulting from a Tax audit or administrative court proceeding), the portion of such Taxes which is payable for the portion of such taxable period ending on the Closing Date shall be (i) in the case of any Tax other than a Tax based upon or measured by income or receipts, the amount of such Tax for the entire taxable period (or, in the case of such Taxes determined on an arrears basis, the amount of such Tax for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of days in the portion of such taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period and (ii) in the case of a Tax based upon or measured by income or receipts, the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credit or refund resulting from an overpayment of Taxes shall be prorated based upon the method employed in clause
(ii) of the immediately preceding sentence. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 7.01(d) shall be computed by reference to the level of such items on the Closing Date. The taxable period of any partnership or other pass-through entity in which the Company or any Subsidiary is a partner or other beneficial interest holder shall be deemed to terminate on the Closing Date. All determinations necessary to effect the foregoing allocations shall be made in a manner consistent with prior practice of the Company and the Subsidiaries.

               SECTION 7.02. Refunds and Tax Benefits. (a) Subject to paragraph
(b) of this Section 7.02, the Purchaser shall promptly pay to the Seller the amount of any refund or credit or offset (including any interest paid or credited or any offset allowed with respect thereto but reduced by any Taxes that the Purchaser, the Company or any Subsidiary shall be required to pay with respect thereto) received or used, in the case of a credit or offset, by the Purchaser, the Company or any Subsidiary of Taxes (i) relating to taxable periods or portions thereof ending on or before the Closing Date (including any Taxes allocated to such period under Section 7.01(d) hereof) provided Seller would be liable for such Taxes under Section 7.01(a) hereof, and only to the extent that any such refunds or credits or offsets are in excess of the amount of refunds for Taxes reflected on the Closing Balance Sheet (but only to the extent such refund is taken into account in determining the Cash Dividend Amount adjustment under Section 2.04(c) hereof) or (ii) attributable to an amount paid by the Seller under Section 7.01 hereof. The amount of any refunds or credits or offsets (including any interest paid or credited with respect thereto) received by the Purchaser, the Company or any Subsidiary shall be for the account of the Purchaser if (i) the refund, credit or offset is of Taxes (A) relating to taxable periods or portions thereof that begin on or after the Closing Date (including any Taxes allocated to such period under Section 7.01(d) hereof) or
(B) relating to taxable periods or portions thereof ending on or before the Closing Date provided such refund, credit or offset relates to Taxes for which Seller would not be liable under Section 7.01(a) hereof, or (ii) the refund, credit or offset relates to an adjustment to a taxable period that begins before the Closing Date that arises from an adjustment to a taxable period beginning on or after the Closing Date, but only, in the case of items referred to in clause
(ii), if the adjustment would not impose a material Tax cost or otherwise materially adversely affect the Seller or any of its Affiliates. The Purchaser shall, if the Seller so requests and at the Seller's expense, cause the relevant entity to file for and use its reasonable best efforts to obtain and expedite the receipt of any refund to which the Seller is entitled under this Section 7.02, provided, however, that the Purchaser must consent to any such refund claim, which consent may not be unreasonably withheld (for this purpose, withholding of consent shall be reasonable if such refund claim could reasonably be expected to have a material tax cost or otherwise materially adversely affect Purchaser, the Company, the Subsidiaries or any of their Affiliates). If an adjustment is made with respect to a taxable period ending on or before the Closing Date in respect of Taxes of the Company or the Subsidiaries that increases the Tax liability of the Purchaser Group for any taxable period including or ending after the Closing Date (a "Post-Closing Tax Detriment") and decreases the Tax liability of the Seller Group, Seller shall pay to Purchaser the amount of any such Tax decrease at the time such Post-Closing Tax Detriment is realized by the Purchaser. A Post-Closing Tax Detriment will be considered to be realized for purposes of this Section 7.02 at the time that it increases the aggregate Tax liability of the Purchaser Group, provided, however, a Post-Closing Tax Detriment will be considered realized only to the extent it increases the aggregate Tax liability of the Purchaser Group. If an adjustment is made with respect to a taxable period ending after the Closing Date in respect of Taxes of the Company or the Subsidiaries that increases the Tax liability of the Seller Group for any taxable period ending on or before the Closing Date and decreases the tax liability of the Purchaser Group, Purchaser shall pay to Seller the amount of any such Tax decrease (a "Pre-Closing Tax Detriment") at the time such Pre-Closing Tax Detriment is realized by the Seller. A Pre-Closing Tax Detriment will be considered to be realized for purposes of this Section 7.02 at the time that it increases the aggregate Tax liability of the Seller Group, provided, however, a Pre-Closing Tax Detriment will be considered realized only to the extent it increases the aggregate Tax liability of the Seller Group.

               (b) The Seller has applied to the IRS for a refund of certain FICA taxes paid with respect to employees of the Company for the years January 1, 1993 through December 31, 1996. The Seller has provided copies of such application to the Purchaser. The Seller and the Purchaser agree that the Seller shall pay the full amount of any refund received in respect of employees' withholdings and payments to the employees of the Company entitled to receive the same, and that the Seller shall (i) retain all refunds received in respect of the respective employers' withholdings and payments (but only to the extent not taken into account in determining the Cash Dividend Amount adjustment under
Section 2.04(c) hereof) and (ii) be liable for any reductions in, or net deficiencies associated with, such refunds. The refund claim will not be reflected as an asset on the Closing Balance Sheet.

               (c) The Purchaser and the Company shall make any and all elections under any state, local and foreign tax provisions comparable to section 172(b)(3) of the Code in any state, locality, or foreign jurisdiction within which the Company or any of the Subsidiaries file a combined, unitary or similar return with the Seller or any of its Affiliates (other than the Company or any of the Subsidiaries) to relinquish the entire carryback period with respect to any net operating loss attributable to the Company or any of the Subsidiaries in any taxable period beginning after the Closing Date that could be carried back to a taxable year of the Company or any such Subsidiary ending on or before the Closing Date. Neither the Seller nor any Affiliate thereof shall be required to pay to the Purchaser, the Company or any Subsidiary any refund or credit of Taxes that results from the carryback to any taxable period ending on or before the Closing Date of any net operating loss, capital loss or tax credit attributable to the Company or any of its Subsidiaries in any taxable period beginning after the Closing Date, except that the Company or any of its Subsidiaries that have not filed combined, unitary or similar returns with the Seller or any of its Affiliates (other than the Company or any of its Subsidiaries) shall be entitled to carryback losses or tax credits from any taxable period beginning on or after the Closing Date to any taxable period of such Company ending on or prior to the Closing Date, but only if such carryback would not impose a material Tax cost or otherwise materially adversely affect the Seller or any of its Affiliates.

               SECTION 7.03. Contests. (a) After the Closing Date, each of the Seller and the Purchaser shall promptly notify the other party in writing upon receipt of written notice of the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim on the Seller, the Purchaser or the Company or any Subsidiary which, if determined adversely to the taxpayer or after the lapse of time, would be grounds for indemnification by the other party under Section 7.01. Such notice shall contain factual information (to the extent known to the notifying party) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of any such asserted Tax liability. If the indemnitee under Section 7.01 fails to give the indemnitor under Section 7.01 prompt notice of an asserted Tax liability as required by this Section 7.03, then the indemnitor shall not have any obligation to indemnify for any loss arising out of such asserted Tax liability but only to the extent that failure to give such notice results in a detriment to the indemnitor.

               (b) In the case of an audit or administrative or judicial proceeding that relates to periods ending on or before the Closing Date, the Seller shall have the sole right, at its expense, to control the conduct of such audit or proceeding, but only to the extent that such audit or proceeding relates to a Tax for which the Seller has a potential indemnification obligation under Section 7.01; provided, however, that if the results of such contest could reasonably be expected to have a material Tax cost to Purchaser, the Company, or the Subsidiaries for any taxable period including or ending after the Closing Date, then Seller and Purchaser shall jointly control the defense and settlement of any such contest and each party shall cooperate with the other party at its own expense and there shall be no settlement or closing or other agreement with respect thereto without the consent of the other party, which consent shall not be unreasonably withheld and, if the Seller does not assume the defense of any such audit or proceeding, the Purchaser may defend the same in such manner as it may deem appropriate, including, but not limited to, settling such audit or proceeding; provided, however, that the Purchaser shall not settle any such audit or proceeding without the consent of the Seller, which consent shall not be unreasonably withheld. If the Seller chooses to control the contest, the Purchaser shall promptly empower and shall cause the Company or Subsidiary or other party promptly to empower (by power of attorney and such other documentation as may be appropriate) such representatives of the Seller as it may designate to represent the Purchaser, Company or Subsidiary or other party or its successor in the contest insofar as the contest involves an asserted tax liability for which the Seller would be liable under Section 7.01. Purchaser shall have sole control over the defense and settlement of any contest relating to taxable periods or portions thereof that begin on or after the Closing Date (including, subject to Section 7.03(c) hereof, any Taxes allocated to such period under Section 7.01(d) hereof) or relating to taxable periods or portions thereof ending on or before the Closing Date provided the Taxes to which such contest relates are Taxes for which Seller is not liable under Section 7.01(a) hereof, provided, however, that if the results of any such contest otherwise controlled by Purchaser could reasonably be expected to have a material Tax cost or otherwise materially adversely affect the Seller or the Seller Group, then the Seller and Purchaser shall jointly control the defense and settlement of any such contest and each party shall cooperate with the other party at its own expense and there shall be no settlement or closing or other agreement with respect thereto without the consent of the other party, which consent shall not be unreasonably withheld.

               (c) With respect to periods beginning before the Closing Date and ending after the Closing Date, (i) each party may participate in an audit or proceeding which relates to any such period and (ii) such audit or proceeding shall be controlled by that party which would bear the burden of the greater portion of the sum of the adjustment and any corresponding adjustments that may reasonably be anticipated for future Tax periods; provided that neither party shall settle any such audit or proceeding without the consent of the other, which consent shall not be unreasonably withheld. The principle set forth in the preceding sentence shall govern also for purposes of deciding any issue that must be decided jointly (in particular, choice of judicial forum) in situations in which separate issues are otherwise controlled hereunder by the Purchaser and the Seller.

               (d) The Purchaser and the Seller agree to cooperate, and the Purchaser agrees to cause the Company and Subsidiaries to cooperate, in the defense against or compromise of any claim in any audit or proceeding.


               (e) Seller shall promptly notify Purchaser of the commencement of any claim, audit, examination or other written change or adjustment received by Seller, in each case relating to the Company or the Subsidiaries, by any taxing authority which could reasonably be expected to affect the liability of Purchaser, the Company or the Subsidiaries for a material amount of Taxes, and Seller shall keep Purchaser informed of the progress thereof. The failure to provide such notice shall not affect the indemnification obligations under this Section unless the indemnified party is materially prejudiced as a result of such failure.

               (f) Purchaser shall promptly notify Seller of the commencement of any claim, audit, examination or other written change or adjustment received by Purchaser, in each case relating to the Company or the Subsidiaries for periods up to and including the Closing

Date, by any taxing authority which could reasonably be expected to affect the liability of Seller, the Company or the Subsidiaries (with respect to periods up to and including the Closing Date) for a material amount of Taxes, and Purchaser shall keep Seller informed of the progress thereof. The failure to provide such notice shall not affect the indemnification obligations under this Section unless the indemnified party is materially prejudiced as a result of such failure.

               SECTION 7.04. Preparation of Tax Returns. (a) The Seller shall prepare and file any Tax Returns relating to the Company and the Subsidiaries for any taxable periods that end on or prior to the Closing Date (the "Seller Returns"). The Seller Returns shall be prepared in a manner consistent with the prior practice of the Company and the Subsidiaries (except to the extent counsel for the Seller shall determine that there is no reasonable basis therefor) and, in case of Seller Returns relating to Income Taxes, the Seller shall deliver the Seller Returns to the Purchaser at least 15 days before such Seller Return is due to be filed (taking into account any extensions of time to file such return that have been properly obtained) for Purchaser's review and comment in accordance with Section 7.04(b) hereof. In the case of any Tax Return for a period that includes the Closing Date that does not cover a taxable period that ends on the Closing Date (the "Purchaser Returns"), Purchaser shall prepare or cause the Company to prepare such Purchaser Return in a manner consistent with the prior practice of the Company and the Subsidiaries (except to the extent counsel for the Purchaser shall determine that there is no reasonable basis therefor) and the Purchaser shall deliver such Purchaser Return to the Seller at least 7 days before such return is due to be filed (taking into account any extensions of time to file such return that have been properly obtained) for Seller's review and comment in accordance with Section 7.04(b) hereof. Seller shall reimburse the Purchaser for any Taxes on the Purchaser Return owed by Seller pursuant to Sections 7.01(a) and 7.01(d) hereof to the extent such amount exceeds the accrual for such Taxes (other than deferred Taxes that reflect the differences between book and tax basis in assets and liabilities), if any, established therefor in the Closing Balance Sheet and only to the extent it is taken into account in determining the Cash Dividend Amount adjustment under
Section 2.04(c) hereof. The Purchaser shall prepare and file or cause the Company to prepare and file any Tax return relating to the Company or any of the Subsidiaries for any taxable periods that begin on or after the Closing Date.

               (b) The Purchaser shall have the right to object to any items set forth on the Seller Returns and the Seller shall have the right to object to any items set forth on the Purchaser Returns within 7 days of the delivery of a particular return but only if there is no reasonable basis for the position taken with respect to an item or items set forth on such return or such return is otherwise substantially inaccurate. In the event of such an objection, the parties along with the Seller's counsel or the Seller's Accountants and the Purchaser's counsel or the Purchaser's Accountants shall attempt in good faith to resolve the dispute and any resolution shall be final and binding on them. If the parties cannot resolve any such dispute within 7 days of such delivery by Purchaser to Seller or Seller to Purchaser as the case may be, the items remaining in dispute shall be submitted to an independent accounting firm of international reputation selected by, and mutually acceptable to, the Seller and the Purchaser or, if they cannot agree, the Seller's Accountants and Purchaser's Accountants shall select such an independent firm. The independent accounting firm so selected shall determine the proper amounts for the items remaining in dispute and the Purchaser and the Seller shall be bound by the determination by the independent accounting firm absent manifest error. The independent accounting firm shall make any such determination within 7 days after submission of the remaining disputed items. If a Tax Return is due before the date a disputed item is resolved hereunder, it shall be filed as prepared and resolved items shall be reflected on an amended return.

               SECTION 7.05. Cooperation and Exchange of Information. The Seller and the Purchaser will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by taxing authorities. Each party shall make its employees reasonably available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Each party will retain all returns, schedules and work papers and all material records or other documents relating to Tax matters of the Company and the Subsidiaries for the taxable period that includes the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods or (ii) eight years following the date (without extension) for such returns; provided, however, that a party shall not dispose of any such materials if at least 90 Business Days before the later of the end of either of the periods described in clause (i) or (ii) the other party has notified the disposing party of its desire to review such material in which case such other party shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such materials. Any information obtained under this Section 7.05 shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting an audit or other proceeding.

               SECTION 7.06. Conveyance Taxes. The Purchaser and the Seller each shall be liable for and shall pay one-half of all sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and similar taxes, fees, assessments, levies, duties, tariffs, imposts and other charges incurred as a result of the sale of the Acquired Shares and other transactions contemplated hereby. The Purchaser and the Seller agree to cooperate in the

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                                       69

execution and delivery of all instruments and certificates necessary to enable the Seller and/or the Purchaser to comply with any pre-Closing filing requirements.

               SECTION 7.07. Section 338(h)(10) Election. (a) The Seller and the Purchaser shall jointly make a deemed asset sale election described under Code section 338(h)(10) (the "Code section 338(h)(10) Election") and shall make all corresponding or similar elections under applicable state or local law with respect to the Company and Revere Ware Corporation in connection with the qualified stock purchase of the Acquired Shares by the Purchaser hereunder and deemed purchase of the stock of Revere Ware Corporation (collectively, "Elections"). The Seller and the Purchaser shall file all such Elections on a timely basis and comply with all rules and regulations applicable to such Elections. The Seller and the Purchaser shall cooperate with each other to take all actions necessary and appropriate (including filing such forms, returns, elections, schedules and documents on a joint or separate basis as may be required) to effect and preserve timely Elections in accordance with applicable Treasury Regulations under Code section 338 and comparable state or local laws.

               (b) For the purpose of making the Code section 338(h)(10) Election, the Purchaser shall compute and allocate the "modified aggregate deemed sales price" among the assets of the Company (including items assigned to the Company at or prior to the Closing under Article V) and of Revere Ware Corporation in accordance with the provisions of Code section 338 and the Treasury Regulations thereunder (the "Allocation"), and shall deliver to the Seller the Allocation within 45 days of the Closing for the Seller's review and comment. The Seller may dispute amounts set forth on the Allocation within 20 Business Days of delivery of the Allocation by the Purchaser to the Seller if the Seller reasonably believes that any such amount or amounts are incorrect. In the event of such a dispute, the parties along with the counsel to the Seller or the Seller's Accountants and counsel to the Purchaser or the Purchaser's Accountants shall attempt in good faith to resolve such dispute and any resolution shall be final and binding on them. If the parties cannot resolve any such dispute within 20 Business Days of such delivery by the Purchaser to the Seller, the items remaining in dispute shall be submitted to an independent accounting firm of international reputation selected by, and mutually acceptable to, the Seller and the Purchaser or, if they cannot agree, the Seller's Accountants and Purchaser's Accountants shall select such an independent firm. If the independent accounting firm so selected determines that the items remaining in dispute are not materially incorrect, then the Purchaser and the Seller shall be bound by the Allocation as prepared by the Purchaser. If the independent accounting firm so selected determines that one or more of the items remaining in dispute are materially incorrect, then the Seller and the Purchaser shall be bound by the allocation of such items as determined by the independent accounting firm. The independent accounting firm shall make any such determination within 30 Business Days after submission of the remaining disputed items. Any subsequent adjustments to the modified aggregate deemed sales price shall be reflected in the Allocation in a manner consistent with Code section 338 and the Treasury Regulations promulgated thereunder. The Seller shall calculate gain or loss, if any, resulting from the Elections and the Purchaser shall calculate tax basis in the Company's and the Subsidiaries' assets in a manner consistent with the Allocation (as determined pursuant to the preceding four sentences) and neither party nor the Company nor any Subsidiary shall take any position inconsistent with the Allocation in any tax return, schedule, estimate or otherwise; provided, however, that the Seller shall be entitled to subtract its selling costs from the "modified aggregate deemed sales price" for purposes of calculating gain or loss and the Purchaser shall be entitled to add its acquisition costs to the "adjusted grossed-up basis" of the assets of the Company and the Subsidiaries for purposes of determining the basis of the Company's and the Subsidiaries' assets. The Purchaser will not make an election under section 338(g) of the Code with respect to the sale of the stock of the Company and Revere Ware Corporation hereunder except in connection with the Code section 338(h)(10) Election that will be made by the Purchaser jointly with the Seller.

               SECTION 7.08. Miscellaneous. (a) For Tax purposes, the parties agree to treat all payments made under this Article VII, under any other indemnity provisions contained in this Agreement, and for any misrepresentations or breaches of warranties or covenants, as adjustments to the purchase price.

               (b) This Article VII (and not Article IX) shall be the sole provision for indemnification against breach of representations, warranties, covenants and agreements regarding Tax matters.

               (c) For purposes of this Article VII, all references to the Purchaser, the Seller, the Company and the Subsidiaries include successors.

               (d) The covenants and agreements of the parties hereto contained in this Article VII shall survive the Closing and shall remain in full force and effect until 60 days after the expiration of the applicable statutes of limitations (taking into account any extensions or waivers thereof) with respect to any Taxes that would be indemnifiable by the Seller under Section 7.01(a) of this Agreement or by the Purchaser under Section 7.01(b) of this Agreement.

               (e) The Company and the Subsidiaries shall be entitled to make and receive any and all payments required to be made pursuant to any Tax sharing agreement with the Seller or its Affiliates prior to the Closing, but only to the extent such payments are taken into account in determining the Cash Dividend Amount adjustment under Section 2.04(c) hereof. Except to the extent provided herein, all Tax sharing agreements or similar agreements with respect to or involving the Company and the Subsidiaries and the Seller shall be terminated as of the Closing Date and, after the Closing Date, the Seller, its Affiliates, the Company, and the Subsidiaries shall not be bound thereby or have any liability thereunder.

                                  ARTICLE VIII

                              CONDITIONS TO CLOSING

               SECTION 8.01. Conditions to Obligations of the Seller and the Company. The obligations of the Seller and the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

               (a) Representations and Warranties; Covenants. (i) The representations and warranties of the Purchaser contained in this Agreement shall be true and correct as of the Closing, with the same force and effect as if made as of the Closing (or, in the case of representations and warranties of the Purchaser which address matters only as of a particular date, as of such date), except where the failures to be so true and correct (without giving effect to any limitation or qualification as to "materiality" (including the word "material") or "material adverse effect" set forth therein) would not, individually or in the aggregate, have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement; (ii) the covenants and agreements contained in this Agreement to be complied with by the Purchaser at or prior to the Closing shall have been complied with in all material respects; and
        (iii) the Seller shall have received a certificate of the Purchaser as to the matters set forth in clauses (i) and (ii) above signed by a duly authorized officer of the Purchaser;

               (b) HSR Act; Canada Competition Act. Any waiting period (and any extension thereof) under the HSR Act and the Canada Competition Act applicable to the purchase of the Shares contemplated hereby shall have expired or shall have been terminated;

               (c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions, and no Governmental Authority shall have initiated any action that seeks to impose criminal sanctions on the Seller or any of its Affiliates or that has a reasonable likelihood of success on the merits and would impose a material liability on the Seller, in each case, that is intended to have the foregoing effect; and

               (d) Stockholders Agreement. The Purchaser shall have executed and delivered to the Seller the Stockholders Agreement.

               SECTION 8.02. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

               (a) Representations and Warranties; Covenants. (i) The representations and warranties of the Seller contained in this Agreement shall be true and correct as of the Closing, with the same force and effect as if made as of the Closing (or, in the case of representations and warranties of the Seller which address matters only as of a particular date, as of such date), except where the failures to be so true and correct (without giving effect to any limitation or qualification as to "materiality" (including the word "material") or "Material Adverse Effect" set forth therein) would not, individually or in the aggregate, have a Material Adverse Effect; (ii) the covenants and agreements contained in this Agreement to be complied with by the Seller at or prior to the Closing shall have been complied with in all material respects; and (iii) the Purchaser shall have received a certificate of the Seller as to the matters set forth in clauses (i) and (ii) above signed by a duly authorized officer of the Seller;

               (b) HSR Act; Canada Competition Act. Any waiting period (and any extension thereof) under the HSR Act and the Canada Competition Act applicable to the purchase of the Shares contemplated hereby shall have expired or shall have been terminated;

               (c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions, and no Governmental Authority shall have initiated any action that seeks to impose any criminal sanctions on the Purchaser or any of its Affiliates or the Company or any Subsidiary or that has a reasonable likelihood of success on the merits and would impose material liability on any such Person, in each case, that is intended to have the foregoing effect;

               (d) Certain Company Indebtedness. Prior to the Closing, the Company shall have retired and paid in full (or otherwise canceled without any adverse tax consequences to the Company) all its Indebtedness (including the liabilities described in Section 3.09(e)(iii)), other than the Indebtedness under the Facility Financing Interests.

               (e) Ancillary Agreements. The Seller shall have duly executed and delivered to the Purchaser, to the extent requested by the Purchaser, the Administrative Services Agreement, the CORNING WARE and PYROCERAM License Agreement, the PYREX License Agreement, the Patent and Know-How License Agreement, the Temporary CORNING License Agreement, the Greenville Supply Agreement, the Technology Support Agreement, the Shared Facility Agreement and the Transition Services Agreement;

               (f) Stockholders Agreement. The Seller shall have executed and delivered to the Purchaser the Stockholders Agreement;

               (g) Resignation of Directors. All directors of the Company and any Subsidiary whose resignations shall have been requested by the Purchaser not fewer than five Business Days prior to the Closing Date shall have submitted their resignations or been removed from office effective as of the Closing Date; and

               (h) Termination of Certain Transactions. The Purchaser shall have received legally binding documentation evidencing the termination without liability (except as described in Section 5.16) to the Purchaser, the Company or any Subsidiary of any transactions with the Seller or any of its Affiliates (other than agreements entered into pursuant to the provisions hereof).

               (i) Certain Arrangements Regarding Management. Peter Campanella, the President and Chief Executive Officer of the Company, shall have entered into an agreement with the Company on substantially the terms set forth in the attachment to the letter dated February 28, 1998, signed by Mr. Campanella, relating to the management equity plan for members of senior management of the Company; provided that the provisions of this Section 8.02(i) shall not be available to the Purchaser if it has changed, or stated its intention to change, in a manner adverse to Mr. Campanella or any other members of management of the Company who are asked by the Purchaser to enter into such agreement, the terms of such plan from those attached to such letter.

               (j) Section 1445 Withholding. The Seller shall have delivered to the Purchaser a certificate complying with Treasury Regulations section 1.1445-2(b)(2), in form and substance reasonably satisfactory to the Purchaser, duly executed and acknowledged, certifying that the Seller is not a foreign person within the meaning of such section.

                                   ARTICLE IX

                                 INDEMNIFICATION

               SECTION 9.01. Survival of Representations and Warranties. Subject to the limitations and other provisions of this Agreement, the representations and warranties of the parties hereto contained in this Agreement shall survive the Closing and shall remain in full force and effect for a period of eighteen months after the Closing Date; provided, however, that the representations and warranties contained in Section 3.03 and 3.16 shall survive until 60 days after the expiration of the statute of limitations related thereto.

               SECTION 9.02. Indemnification for the Benefit of the Seller. (a) The Purchaser agrees to indemnify or to cause the Company, from and after the Closing Date, to indemnify the Seller and its Affiliates, officers, directors, employees, agents, successors and assigns (as used in this Article IX, each a "Seller Indemnified Party") against and hold them harmless from all Liabilities, losses, damages, claims, costs, and expenses (including reasonable attorney's fees) (collectively, "Losses") actually incurred by them arising out of (i) the breach of any representation or warranty of the Purchaser contained herein, it being understood that for all purposes of this Section 9.02, such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to "materiality" (including the word "material") set forth therein, (ii) the breach of any covenant or agreement of the Purchaser contained herein (other than in Article VII, it being understood that the sole remedy for breach thereof shall be pursuant to Article VII), (iii) the Facility Financing Interests, the 1988 Guaranty and the 1992 Guaranty and
(iv) the conduct of the Business by the Company or the Subsidiaries following the Closing. Anything in Section 9.01 to the contrary notwithstanding, no claim may be asserted nor may any action be commenced against the Purchaser for breach of any representation or warranty contained herein, unless written notice of such claim or action is received by the Purchaser describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation or warranty on which such claim or action is based ceases to survive as set forth in Section 9.01, irrespective of whether the subject matter of such claim or action shall have occurred before or after such date.

               (b) No claim may be made against the Purchaser or the Company for indemnification pursuant to Section 9.02(a)(i) unless the aggregate of all Losses of the Seller Indemnified Parties with respect to this Section 9.02 shall exceed an amount equal to $4,000,000, and the Purchaser shall then only be liable for Losses in excess of such $4,000,000 amount. No Seller Indemnified Party shall be indemnified pursuant to Section 9.01(a)(i) with respect to any individual item of Loss if the aggregate of all payments made for Losses of the Seller Indemnified Parties for which the Seller Indemnified Parties have received indemnification pursuant to this Section 9.02(a)(i) shall have exceeded an amount equal to 40% of the sum of the Share Purchase Price and the Cash Dividend Amount. For the purposes of this Section 9.02(b), in computing such individual or aggregate amounts of claims, the Person seeking indemnification shall deduct from such amounts (i) any insurance recoveries actually received by such Person offsetting the amount of such Loss (net of cost of recovery), (ii) any recoveries actually received by such Person from third parties pursuant to indemnification or otherwise with respect thereto (net of cost of recovery), (iii) any Tax benefit to such Person attributable to amounts indemnified against and (iv) any adjustments to the Cash Dividend Amount pursuant to Section 2.04 with respect to the subject matter in dispute. A Tax benefit will be considered to be recognized by a Seller Indemnified Party that is a member of the Seller Group for purposes of this Section 9.02 at the time it reduces the aggregate Tax liability of the Seller Group. Any indemnification payment under this Section 9.02 shall be increased by the amount of any liability for Taxes arising thereunder if such payment is finally determined by a taxing authority or a court to be taxable income to the party receiving such payment.

               (c) Without duplication of the amounts referred to in the last sentence of the preceding paragraph, payments by the Purchaser or the Company pursuant to Section 9.02(a) shall be limited to the amount of any Loss that remains after deducting therefrom (i) any insurance recoveries actually received by the Person seeking indemnification offsetting the amount of such Loss (net of cost of recovery), (ii) any recoveries actually received by such Person from third parties pursuant to indemnification or otherwise with respect thereto (net of cost of recovery), (iii) any Tax benefit to such Person attributable to amounts indemnified against and (iv) any adjustments to the Cash Dividend Amount pursuant to Section 2.04 with respect to the subject matter in dispute.

               (d) Subject to Section 11.12, the Seller hereby acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement (other than for fraud or intentional breach) shall be pursuant to the indemnification provisions set forth in this Article IX and Article VII (with respect to the subject matter thereof). In furtherance of the foregoing, the Seller hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action (other than for fraud or intentional breach) it may have against the Purchaser arising under or based upon any federal, state, local or foreign statute, law, ordinance, rule or regulation (including, without limitation, any such rights, claims or causes of action arising under or based upon common law or otherwise).

               (e) Except as expressly set forth in this Agreement, the Purchaser is not making any representation, warranty, covenant or agreement with respect to the matters contained herein. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein (other than for fraud or intentional breach) shall give rise to any right on the part of the Seller, after the consummation of the transactions contemplated by Article II, to rescind this Agreement or any of the transactions contemplated hereby.

               SECTION 9.03. Indemnification by the Seller. (a) The Seller agrees to indemnify the Purchaser and its Affiliates, and their officers, directors, employees, members, agents, successors and assigns (as used in this Article IX, each a "Purchaser Indemnified Party") against and hold them harmless from all Losses actually incurred by them arising out of (i) the breach of any representation or warranty of the Seller contained herein (other than Section 3.16, it being understood that the sole remedy for breach thereof shall be pursuant to Article VII or Section 3.17, it being understood that the sole remedy for breach thereof shall be pursuant to Section 9.05), it being understood that for all purposes of this Section 9.03, such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to "materiality" (including the word "material") or "Material Adverse Effect" set forth therein, (ii) the breach of any covenant or agreement of the Seller contained herein (other than Article VII, it being understood that the sole remedy for breach thereof shall be pursuant to Article VII), (iii) any Liabilities assumed by the Seller under Section 5.14, and (iv) all Liabilities relating to former businesses of the Company and the Subsidiaries that were transferred from the Company or the Subsidiaries prior to the Closing, including, without limitation, the businesses sold to Newell Co. and the transferred businesses of Corning Brasil. Anything in Section 9.01 to the contrary notwithstanding, no claim may be asserted nor may any action be commenced against the Seller for breach of any representation or warranty contained herein, unless written notice of such claim or action is received by the Seller describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation or warranty on which such claim or action is based ceases to survive as set forth in Section 9.01, irrespective of whether the subject matter of such claim or action shall have occurred before or after such date.

               (b) No claim may be made against the Seller for indemnification pursuant to Section 9.03(a)(i) unless the aggregate of all Losses of the Purchaser Indemnified Parties with respect to this Section 9.03 shall exceed an amount equal to $4,000,000, and the Seller shall then only be liable for Losses in excess of such $4,000,000 amount. No Purchaser Indemnified Party shall be indemnified pursuant to Section 9.03(a)(i) with respect to any individual item of Loss if the aggregate of all payments made for Losses of the Purchaser Indemnified Parties for which the Purchaser Indemnified Parties have received indemnification pursuant to this Section 9.03(a)(i) shall have exceeded an amount equal to 40% of the sum of the Share Purchase Price and the Cash Dividend Amount. For the purposes of this Section 9.03(b), in computing such aggregate amounts of claims, the Person seeking indemnification shall deduct from such amounts (i) any insurance recoveries actually received by such Person offsetting the amount of such Loss (net of cost of recovery), (ii) any recoveries actually received by such Person from third parties pursuant to indemnification or otherwise with respect thereto (net of cost of recovery), (iii) any Tax benefit to such Person attributable to amounts indemnified against and (iv) any adjustments to the Cash Dividend Amount pursuant to Section 2.04 with respect to the subject matter in dispute. A Tax benefit will be considered to be recognized by a Purchaser Indemnified Party that is a member of the Purchaser Group for purposes of this Section 9.03 at the time it reduces the aggregate Tax liability of the Purchaser Group. Any indemnification payment under this Section shall be increased by the amount of any liability for Taxes arising thereunder if such payment is finally determined by a taxing authority or a court to be taxable income to the party receiving such payment.

               (c) Without duplication of the amounts referred to in the last sentence of the preceding paragraph, payments by the Seller pursuant to Section 9.03(a) shall be limited to the amount of any Loss that remains after deducting therefrom (i) any insurance recoveries actually received by the Person seeking indemnification offsetting the amount of such Loss (net of cost of recovery),
(ii) any recoveries actually received by such Person or any of its Affiliates from third parties pursuant to indemnification or otherwise with respect thereto (net of cost of recovery), (iii) any Tax benefit to such Person attributable to amounts indemnified against and (iv) any adjustments to the Cash Dividend Amount pursuant to Section 2.04 with respect to the subject matter in dispute.

               (d) Subject to Section 11.12, the Purchaser hereby acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement (other than for fraud or intentional breach) shall be pursuant to the indemnification provisions set forth in this Article IX, Article VI (with respect to the subject matter thereof) and Article VII (with respect to the subject matter thereof). In furtherance of the foregoing, the Purchaser hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action (other than for fraud or intentional breach) it may have against the Seller arising under or based upon any federal, state, local or foreign statute, law, ordinance, rule or regulation (including, without limitation, any such rights, claims or causes of action arising under or based upon common law or otherwise).

               (e) Except as expressly set forth in this Agreement, the Seller is not making any representation, warranty, covenant or agreement with respect to the matters contained herein. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein (other than for fraud or intentional breach) shall give rise to any right on the part of the Purchaser, after the consummation of the transactions contemplated by Article II, to rescind this Agreement or any of the transactions contemplated hereby.

               SECTION 9.04. Indemnification Procedures. (a) A Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be (for purposes of this Section 9.04, an

"Indemnified Party"), shall give the indemnifying party under Section 9.02 or 9.03, as applicable (for purposes of this Section 9.04, an "Indemnifying Party"), prompt written notice of any claim, assertion, event or proceeding by or in respect of a third party of which such Indemnified Party has knowledge concerning any Loss as to which such Indemnified Party may request indemnification hereunder or any Loss as to which the $4,000,000 amount referred to in Section 9.02(b) or 9.03(b) may be applied. The Indemnifying Party shall have the right to direct, through counsel of its own choosing, which counsel shall be reasonably satisfactory to the Indemnified Party, the defense or settlement of any claim or proceeding the subject of indemnification hereunder at its own expense. If the Indemnifying Party elects to assume the defense of any such claim or proceeding, the Indemnified Party may participate in such defense, but in such case the expenses of the Indemnified Party shall be paid by the Indemnified Party. The Indemnified Party shall provide the Indemnifying Party with access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with the Indemnifying Party in the defense or settlement thereof, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith. If the Indemnifying Party elects to direct the defense of any such claim or proceeding, the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Party consents in writing to such payment or unless the Indemnifying Party withdraws from the defense of such asserted liability or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such liability. No settlement in respect of any third party claim may be effected by the Indemnifying Party without the Indemnified Party's prior written consent unless the settlement involves a full and unconditional release of the Indemnified Party. If the Indemnifying Party shall fail to undertake any such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Party's expense. If the Indemnified Party assumes the defense of any such claim or proceeding pursuant to this Section 9.04 and proposes to settle such claim or proceeding prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding in the event the Indemnifying Party agrees to assume liability for any Losses arising from such claim or proceeding.

               SECTION 9.05. Environmental Indemnification. (a) Subject to all other terms and conditions of this Section 9.05, the Seller shall indemnify Purchaser Indemnified Parties against and hold them harmless from all Losses actually incurred by them arising from (i) the release of any Hazardous Material into the environment from or at the Real Property or any other property currently or formerly owned or operated by the Company or any Subsidiary in connection with the Business, (ii) the transportation or disposal of any Hazardous Material from the Real Property, or any other property currently or formerly owned or operated by the

Company or any Subsidiary in connection with the Business, to any offsite location, (iii) any violation of or liability under any Environmental Law related to the Business or any Hazardous Material, in each case occurring prior to the Closing Date, and (iv) the breach of any representation or warranty of the Seller contained in Section 3.17 (it being understood that for purposes of Section 9.05(a)(iv), in establishing whether such representations and warranties have been breached, the accuracy of such representations and warranties shall be determined by giving effect to the limitations or qualifications as to "materiality" (including the word "material") or "Material Adverse Effect" contained therein) (hereafter collectively referred to as "Indemnifiable Environmental Matters") in accordance with the following formula:

                      (A) The Seller shall pay for eighty percent (80%) and the
               Company shall pay for twenty percent (20%) of all such Losses up to an aggregate of twenty million dollars ($20,000,000); and

                      (B) The Seller shall pay for one hundred percent (100%) of all such Losses in excess of twenty million dollars
               ($20,000,000).

               (b) The Purchaser agrees as follows in connection with the agreement by the Seller set forth in Section 9.05(a); provided, however, that the Seller's obligations pursuant to Section 9.05(a) shall not be affected by the failure of the Purchaser to comply with any of the following except to the extent the Seller is prejudiced thereby:

                      (i) In the case of any Indemnifiable Environmental Matter
               that requires remedial work of any kind to be performed at the Real Property, the Purchaser Indemnified Party requesting indemnification pursuant to this Section 9.05 shall give the Seller (A) prompt, written notice of such Indemnifiable Environmental Matter; and (B) all reasonable opportunity and access to the Company's or any Subsidiary's records, personnel and the Real Property necessary for the Seller to plan and implement such remedial work. The Seller shall have the right to plan and implement such remedial work, and the failure to afford the Seller such right shall be presumed to prejudice the Seller for purposes of this Section 9.05(b); provided, however, that if the Seller does not undertake such remedial work within a reasonable period after such Purchaser Indemnified Party provides the Seller with notice as set forth in clause (A) above and reasonable opportunity and access as set forth in clause (B) above, such Purchaser Indemnified Party may undertake such remedial work at the Sellers' expense in accordance with the formula set forth in Section 9.05(a). If the Seller undertakes such remedial work, the Seller shall (x) provide such Purchaser Indemnified Party with an opportunity to review and comment on any work plan or similar document related to such remedial work no later than ten (10) days prior to the date the Seller intends to submit such work plan or document to any Governmental Authority or other third party; (y) provide such Purchaser Indemnified Party with a copy of all significant correspondence received from any Governmental Authority or other third party related to such remedial work; and
               (z) undertake such remedial work in a manner so as not unreasonably to disrupt operations and in compliance with all applicable Environmental Laws and valid directives by Governmental Authorities with jurisdiction.

                      (ii) In the case of any Indemnifiable Environmental Matter that is the subject of a third party claim (whether or not such Indemnifiable Environmental Matter requires remedial work to be performed at the Real Property), the Purchaser Indemnified Party requesting indemnification pursuant to this Section 9.05 shall comply with the procedures set forth in Section 9.04.

                      (iii) Notwithstanding anything to the contrary, the Seller shall not in any way be responsible for any Losses to the extent they arise from any exacerbation of an Indemnifiable Environmental Matter caused by the actions of a Purchaser Indemnified Party after the Closing Date.

                      (iv) Notwithstanding anything to the contrary, the Seller
               shall not in any way be responsible for any Losses arising from an Indemnifiable Environmental Matter of which the Seller has not received written notice pursuant to Paragraph (b)(i) or (b)(ii) of this Section within seven (7) years after the Closing Date.

               (c) Except as provided in Section 9.03(a)(iv), but otherwise notwithstanding anything to the contrary in this Agreement, from and after the Closing Date, the indemnification rights provided in this
        Section 9.05 shall be the sole and exclusive remedy against the Seller for any Loss incurred by any Purchaser Indemnified Party for any Indemnifiable Environmental Matter. In furtherance of the foregoing, from and after the Closing Date, the Purchaser hereby waives, to the fullest extent permitted under applicable law, any claim or remedy against the Seller now or hereafter available for any Indemnifiable Environmental Matter under any Environmental Law, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act and any similar federal or state law whether or not in existence on the date hereof. This waiver does not apply to any claim based on fraud or the intentional breach of any representation, warranty or covenant.

                                    ARTICLE X

                             TERMINATION AND WAIVER

               SECTION 10.01. Termination. This Agreement may be terminated at any time prior to the Closing:

               (a) by the mutual written consent of the Seller and the Purchaser; or

               (b) by either the Seller or the Purchaser, if any Governmental Authority with jurisdiction over such matters shall have issued a Governmental Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereunder and such order, decree, ruling or other action shall have become final and unappealable; provided, however, that the provisions of this Section 10.01(b) shall not be available to a party unless such party shall have complied with its obligations under Section 5.04 or otherwise used its reasonable best efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the transactions contemplated by this Agreement; or

               (c) by either the Seller or the Purchaser, if the Closing shall not have occurred by June 1, 1998; provided, however, that the right to terminate this Agreement under this Section 10.01(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date.

               Time shall be of the essence in this Agreement.

               SECTION 10.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except (a) that the provisions of Section 5.03(a), this Section 10.02 and
Article XI shall survive termination of this Agreement and (b) that nothing herein shall relieve any party from liability for any breach hereof.

               SECTION 10.03. Waiver. At any time prior to the Closing, either party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.

                                   ARTICLE XI

                               GENERAL PROVISIONS

               SECTION 11.01. Expenses. All costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that, if the Closing occurs, all such expenses (other than those incurred by or on behalf of the Seller) may be borne by the Company. The Seller agrees that it is solely responsible for all the fees and expenses incurred in connection with the transactions contemplated hereby (other than those incurred by the Purchaser and other than those incurred by the Company after the Closing Date), including, without limitation, the fees and expenses of Goldman, Sachs and Shearman & Sterling. The Seller also acknowledges that the Company will pay to an Affiliate of the Purchaser a transaction fee payable at the Closing and an on-going management fee, in each case, as described to the Seller prior to the date hereof.

               SECTION 11.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

               (a)    if to the Seller:

                      Corning Incorporated
                      One Riverfront Plaza
                      Corning, NY  14831
                      Telecopy:  (607) 974-8656
                      Attention:  General Counsel

                      with a copy to:

                      Shearman & Sterling
                      599 Lexington Avenue
                      New York, NY  10022
                      Telecopy:  (212) 848-7179
                      Attention:  Clare O'Brien, Esq.

               (b) if to the Company prior to the Closing:

                      Corning Consumer Products Company
                      E-Building
                      Houghton Park
                      Corning, NY  14831
                      Telecopy:  (607) 974-2215
                      Attention:  President

                      with copy to:

                      Shearman & Sterling
                      599 Lexington Avenue
                      New York, NY  10022
                      Telecopy:  (212) 848-7179
                      Attention:  Clare O'Brien, Esq.

               (c)    if to the Purchaser:

                      c/o Borden Capital Management Partners
                      180 East Broad Street
                      Columbus, OH 43215
                      Telecopy: (614) 627-8374
                      Attention: General Counsel

                      with a copy to:

                      Simpson, Thacher & Bartlett
                      425 Lexington Avenue
                      New York, New York 10017
                      Telecopy: (212) 455-2507
                      Attention: David Sorkin, Esq.

               SECTION 11.03. Public Announcements. Unless otherwise required by applicable law or any stock exchange requirements, no party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party, and the parties shall cooperate as to the timing and contents of any such press release or public announcement; provided, however, that the Seller may make, or cause to be made, announcements in respect of this Agreement or the

                                       84
transactions contemplated hereby to its employees and the Company's employees without the consent of the Purchaser.

               SECTION 11.04. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

               SECTION 11.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

               SECTION 11.06. Entire Agreement. This Agreement and the agreements referred to herein constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the Seller and the Purchaser with respect to the subject matter hereof and thereof.

               SECTION 11.07. Assignment. This Agreement shall not be assigned without the express written consent of the Seller, the Company and the Purchaser (which consent may be granted or withheld in the sole discretion of the Seller, the Company or the Purchaser), except that no consent shall be required for Purchaser to assign its rights and delegate its duties hereunder, in whole or in part, to one or more of its Affiliates.

               SECTION 11.08. No Third Party Beneficiaries. Except as provided in Article IX, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto, their successors and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

               SECTION 11.09. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by the Seller, the Company and the Purchaser.

               SECTION 11.10. Governing Law. This Agreement shall be governed by the laws of the State of New York. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any New York state or federal court sitting in The City of New York, and the parties hereto hereby consent to the jurisdiction of such courts in any such action or proceeding.

               SECTION 11.11. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

               SECTION 11.12. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof.

               SECTION 11.13. Waiver of Jury Trial. Each of the Seller, the Company and the Purchaser hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the Seller or the Purchaser in the negotiation, administration, performance and enforcement thereof.

               SECTION 11.14. Guarantee. (a) Until such time as the Closing occurs or this Agreement is terminated in accordance with its terms, Borden hereby guarantees the performance by the Purchaser (or any of its assignees pursuant to Section 11.07) of all the Purchaser's obligations hereunder. In connection with such guarantee, Borden hereby represents and warrants to the Seller (i) that it is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New Jersey and has all necessary corporate power and authority to enter into this Agreement, and to carry out its obligations hereunder, (ii) that the execution and delivery of this Agreement by Borden and the performance of its obligations hereunder have been duly authorized by all requisite corporate action on the part of Borden and (iii) that this Agreement has been duly executed and delivered by Borden, and (assuming due authorization, execution and delivery by the Seller, the Company and the Purchaser) constitutes a legal, valid and binding obligation of Borden, enforceable against Borden in accordance with its terms.

               (b) From and after the Closing, the Company hereby guarantees the performance by the Purchaser of all its obligations hereunder, including, without limitation, all indemnity obligations hereunder.

               SECTION 11.15. Effect of Disclosure Schedules. Certain information set forth in the Disclosure Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information in the Disclosure Schedule shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by the Seller in this Agreement or that it is material, nor shall such information be deemed to establish a standard of materiality.

               IN WITNESS WHEREOF, the Seller, the Company, the Purchaser and Borden have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                                   CORNING INCORPORATED

                                                   By:
                                                      -----------------
                                                        Name:
                                                        Title:



                                                   CORNING CONSUMER PRODUCTS
                                                      COMPANY

                                                   By:
                                                      -----------------
                                                        Name:
                                                        Title:



                                                   CCPC ACQUISITION CORP.

                                                   By:
                                                      -----------------
                                                        Name:
                                                        Title:

                                                   BORDEN, INC.
                                                   (for purposes of Sections
                                                    10.02 and 11.14(a) only)


                                                   By:
                                                      -----------------
                                                        Name:
                                                        Title:

Exhibits to the Recapitalization Agreement were intentionally omitted.